Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

BY AND AMONG

PRESIDIO PHARMACEUTICALS, INC.,

S SUB, INC.,

BIOCRYST PHARMACEUTICALS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY

AS HOLDER REPRESENTATIVE

DATED AS OF OCTOBER 17, 2012

Section 11.11	Waiver of Jury Trial	102
Section 11.12	Jurisdiction and Venue	102
Section 11.13	Remedies; Limitation on Damages	103
Section 11.14	Waiver of Conflicts Regarding Representation	104

Exhibit A	—	Form of Promissory Note
Annex A	—	Persons Signing Voting Agreement
Annex B	—	Parameters for Company In-Licensing Agreements That Do Not Require Consent
Schedule 1.1	—	Accounting Principles
Schedule 1.2	—	Excluded Capital Leases
Schedule 6.9(a)	—	Newco Board Designees
Schedule 6.9(b)	—	Newco Compensation Committee Designees
Schedule 7.1(d)	—	Requisite Governmental Approvals
Schedule 10.1	—	Deposited Expense Fund

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of October 17, 2012, is made by and among Presidio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Parent”), S Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, as Holder Representative (solely in its capacity as such, the “Holder Representative”). The Company and Parent shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, the Company’s Board of Directors has, upon the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger (as defined below) and the adoption of this Agreement by the Company’s stockholders in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), as well as all other applicable Laws (as defined below);

WHEREAS, the Board of Directors of Parent has adopted, approved and declared advisable, and the Board of Directors of Merger Sub has adopted, approved and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Merger provided for herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, the holders of the common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”) or Bridge Loan Notes (as defined below) listed in Annex A have executed and delivered to Parent that certain definitive Voting and Post-Closing Lock-Up Agreement, dated as of the date hereof, whereby such holder has agreed, among other things, to vote at a Company Meeting and/or to deliver a written consent approving, adopting and authorizing this Agreement and the consummation of the transactions contemplated thereby, including the Merger, pursuant to Section 228 of the DGCL (the “Voting Agreement”);

WHEREAS, the Company has received the Senior Preferred Director Approval and the Bridge Loan Approval (each as defined below) with respect to this Agreement, the Merger and the agreements and transactions contemplated thereby;

WHEREAS, certain holders of Company Preferred Stock (the “Investors”) have committed to contribute $25,000,000 in cash (the “Investor Financing Amount”) to Parent in exchange for shares of the common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), and to that end, Parent and the Investors are entering into an Investor Financing Agreement with even date hereof (the “Investor Financing Agreement”) concurrently with the execution of this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement constitutes, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2013 Advance” has the meaning set forth in Section 6.13(a)(ii).

“30-Day Funding Obligation” has the meaning set forth in Section 6.13(a)(ii).

“3-Month Budget” has the meaning set forth in Section 6.13(c)(i).

“3-Month Funding Obligation” has the meaning set forth in Section 6.13(a)(i).

“3Q2012 Financial Statements” has the meaning set forth in Section 6.13(c)(ii).

“4Q2012 Financial Statements” has the meaning set forth in Section 6.13(c)(iii).

“Accounting Principles” means the GAAP principles applied by the Company in its most recent audited financial statements, as set forth on Schedule 1.1.

“Acquisition Proposal” has the meaning set forth in Section 6.4(a).

“Action” has the meaning set forth in Section 3.9.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 3.19.

“Aggregate Closing Merger Consideration” means the Stock Consideration minus the Investor Stock Amount.

“Aggregate Series A Preferred Liquidation Amount” means the product of the Series A Liquidation Preference and the number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Series B Preferred Liquidation Amount” means the product of Series B Liquidation Preference and the number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Series B-1 Preferred Liquidation Amount” means the product of Series B-1 Liquidation Preference and the number of shares of Company Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Series C Preferred Liquidation Amount” means the product of the Series C Liquidation Preference and the number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Series C-1 Preferred Liquidation Amount” means the product of the Series C-1 Liquidation Preference and the number of shares of Company Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Series C/C-1 Preferred Liquidation Amount” means the sum of the Aggregate Series C-1 Liquidation Preference and the Aggregate Series C Liquidation Preference.

“Approval A” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval B” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval C” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Approval D” has the meaning ascribed to it in the definition of Company Stockholder Approval.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 6.18.

“Ancillary Agreements” means the Investor Financing Agreement, the Escrow Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Beneficially Owned” has the meaning ascribed to it in the Voting Agreement.

“Bonus Plan” means the Management Success and Retention Plan to be adopted by the Company prior to the Closing.

“Bonus Plan Participant” means a participant in the Bonus Plan.

“Bonus Plan Pool” means ten percent (10%) of the Merger Consideration allocated for distribution to Bonus Plan Participants as provided therein.

“Bridge Loan” means the note purchase agreements pursuant to which the Company issued convertible promissory notes to certain of its shareholders and the related agreements into which the Company entered, including the Company Note Purchase Agreement, the Company Security Agreement, the Company ROFR Agreement and the Company Investor Agreement.

“Bridge Loan Approval” has the meaning set forth in Section 3.6(b).

“Bridge Loan Notes” means the convertible promissory notes issued by the Company pursuant to the Bridge Loan, which notes are listed on Section 3.7(a)(xi) of the Company Disclosure Schedules, and any convertible promissory notes issued by the Company after the date of this Agreement (excluding Parent Notes).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in the Parent Recommendation” has the meaning set forth in Section 6.6(a).

“Claim” has the meaning set forth in Section 10.1(a)(iii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Amount” has the meaning set forth in Section 2.7(c).

“Closing Company Fees Adjustment” has the meaning set forth in Section 2.7(d)(ii).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the amount specified in the balance sheet provided with the Closing Working Capital Statement and calculated as follows: an amount equal to the aggregate of all Indebtedness and any other payment obligations arising under indebtedness for borrowed money of the Company or any Subsidiary outstanding as of the Closing Date, but not including the Parent Note(s), if any.

“Closing Merger Consideration” means the Stock Consideration minus the Investor Stock Amount and minus the Escrow Shares and minus the Closing Adjustment Amount.

“Closing Working Capital” means the aggregate amount of the current assets of the Company and its Subsidiaries (exclusive of deferred tax assets), minus the aggregate amount of the current liabilities of the Company and its Subsidiaries (inclusive of any accrued but unpaid compensation related costs or employee paid time off and any and all unpaid employee bonus amounts, whether or not accrued, and exclusive of the deferred tax liabilities of the Company and the Company Subsidiaries, the Closing Date

Indebtedness and any Company Fees accrued by the Company), in each case determined as of the Closing Date unless the Closing takes place after January 31, 2013 in which case Closing Working Capital shall be determined as of January 31, 2013, determined on a consolidated basis in accordance with the Accounting Principles.

“Closing Working Capital Adjustment” has the meaning set forth in Section 2.7(d)(i).

“Closing Working Capital Statement” has the meaning set forth in Section 2.15(a).

“Code” has the meaning set forth in the recitals.

“Common Stock Remaining Amount” means the positive amount, if any, equal to Stockholder Merger Consideration Value less the Aggregate Series C-1 Preferred Liquidation Amount less the Aggregate Series C Preferred Liquidation Amount less the Aggregate Series B-1 Liquidation Amount less the Aggregate Series B Liquidation Amount less the Series A Liquidation Amount.

“Common Stock Remaining Amount Per Share” means the positive amount, if any, equal to the Common Stock Remaining Amount divided by the total number of Company Total Fully Diluted Shares.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” means “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plans, programs, agreements or commitments, whether written or unwritten, for the benefit of any employee, former employee, independent contractor, former independent contractor, director or former director of the Company entered into, maintained or contributed to by the Company or to which the Company is obligated to contribute, or with respect to which the Company has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current or former employee, officer, independent contractor or director of the Company or to any beneficiary or dependent thereof.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Disclosure Schedules” has the meaning set forth in the preamble to Article 3.

“Company Employees” has the meaning set forth in Section 6.10(a).

“Company Fees” means all fees and expenses incurred by, or charged to, the Company and its Subsidiaries, whether paid or to be paid, in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including fees and expenses of advisors (including Bank of America Merrill Lynch (“BAML”), KPMG LLP (“KPMG”) and Cooley LLP (“Cooley”)).

“Company Investor Agreement” has the meaning set forth in Section 6.13(b).

“Company Material Adverse Effect” means a change, event, effect, development, circumstance or occurrence that is materially adverse to the business or condition (financial or otherwise) of the Company or any of its subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) changes or developments in or affecting the industry in which the Company and its Subsidiaries operate, including (A) changes in reimbursement rules or policies applicable to therapies researched by the Company or (B) changes in Law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate; (iii) the failure of the Company to meet projections or forecasts, provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect; or (iv) changes in GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in Section 3.7(a).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Note Purchase Agreement” has the meaning set forth in Section 6.13(b).

“Company Options” means options to acquire or purchase shares of Company Common Stock granted pursuant to any Company Benefit Plan and the Option Agreements outstanding immediately prior to the Effective Time.

“Company Preferred Stock” has the meaning set forth in the recitals.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company ROFR Agreement” has the meaning set forth in Section 6.13(b).

“Company Security Agreement” has the meaning set forth in Section 6.13(b).

“Company Series A Preferred Stock” has the meaning set forth in Section 2.8(f).

“Company Series B Preferred Stock” has the meaning set forth in Section 2.8(e).

“Company Series B-1 Preferred Stock” has the meaning set forth in Section 2.8(d).

“Company Series C Preferred Stock” has the meaning set forth in Section 2.8(c).

“Company Series C-1 Preferred Stock” has the meaning set forth in Section 2.8(b).

“Company Stockholder Approval” means (i) the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Preferred Stock and Company Common Stock, voting together as a single class (with the Company Preferred Stock voting on an as-converted basis) (“Approval A”), (ii) the approval of this Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a class (“Approval B”), (iii) the approval of this Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting together as a single class with each share of outstanding Company Preferred Stock entitled to a single vote (“Approval C”), and (iv) the approval of this Agreement and the transactions contemplated thereby, including the Merger, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (“Approval D”).

“Company Termination Fee” has the meaning set forth in Section 8.5(a).

“Company Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock and Company Series C Preferred Stock in accordance with the terms of the Company Governing Documents and (iii) the number of shares of Company Common Stock issuable upon exercise of outstanding in-the-money Company Options on a net exercise basis, but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Company Voting Agreement” means the Amended and Restated Voting Agreement, dated as of December 15, 2011, by and amont the Company and the other Parties thereto.

“Company Written Consent” has the meaning set forth in Section 6.6(b).

“Confidentiality Agreement” means the confidentiality agreement, dated February 26, 2012, by and between the Company and Parent, as amended.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Company Disclosure Schedules.

“Covered Persons” has the meaning set forth in Section 6.11(a).

“Covered Shares” has the meaning ascribed to it in the Voting Agreement.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8(i).

“Drop Dead Date” has the meaning set forth in Section 8.2(b).

“Drag-Along Right” has the meaning ascribed to it in the Company Voting Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Environment” means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment on or off any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any damages, including, without limitation, any condition resulting from the operation of the business of the Company or its Subsidiaries or the operation of the business of any subtenant or occupant of any Facility or that of other property owners or operators in the vicinity of any Facility or any activity or operation formerly conducted by any person or entity on or off such Facility.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations and ordinances concerning pollution or protection of the Environment, including, without limitation, all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Equity Raise” means the Investor Financing Amount and the proceeds of the Parent Equity Offering.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.12(a).

“Escrow Agreement” has the meaning set forth in Section 2.12(a).

“Escrow Participating Holders” means the holders of Company Common Stock, Company Preferred Stock or Company Options (other than Dissenting Shares) that receive Merger Consideration Shares pursuant to Section 2.8, and the Bonus Plan Participants.

“Escrow Percentage” of each holder of Company Common Stock, Company Preferred Stock or Company Options (other than Dissenting Shares) and each Bonus Plan Participant means a fraction, expressed as a percentage, (x) the numerator of which is the number of Merger Consideration Shares which such Escrow Participating Holder is entitled to receive at the Effective Time pursuant to Section 2.8, and (y) the denominator of which is the Aggregate Closing Merger Consideration.

“Escrow Shares” means 2,450,000 shares of Parent Common Stock.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.7(a).

“Estimated Company Fees” has the meaning set forth in Section 2.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.9.

“Exchange Fund” has the meaning set forth in Section 2.10.

“Expense Funds” has the meaning set forth in Section 10.1(b).

“Expense Funds Final Release Amount” means the amount, if any, of unused Expense Funds, to be released to Escrow Participating Holders.

“Facility” means any facility that is now or has heretofore been owned, leased or used in connection with the business of the Company or its Subsidiaries.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles.

“Governance Committee” has the meaning set forth in Section 6.9(c).

“Governing Documents” means the certificate of incorporation and by-laws of a company and any shareholder agreement or arrangement governing the relations of the company to its shareholders or the respective rights and obligations of the company’s shareholders.

“Governmental Approvals” has the meaning set forth in Section 6.2(a).

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Hazardous Substance” means any substance whether solid, liquid or gaseous in nature: (a) the presence of which requires notification, investigation, or remediation under any Environmental Law; (b) which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present Environmental Laws; (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity; (d) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; (e) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or (f) which contains or emits radioactive particles, waves or materials, including radon gas.

“Holder Agreements” has the meaning set forth in Section 10.1(a)(i).

“Holder De Minimis Amount” has the meaning set forth in Section 9.4(e).

“Holder Indemnitee” has the meaning set forth in Section 9.2(b).

“Holder Representative” has the meaning set forth in the preamble.

“Holder Threshold” has the meaning set forth in Section 9.4(f).

“Indebtedness” means with respect to Parent or to the Company, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums or fees or penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of Parent or the Company, as applicable, or any of its Subsidiaries consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) all net payments such person would have to make in the event of an early termination, on such date, in respect of outstanding interest rate, currency or other hedging agreements, (iv) unfunded liabilities relating to retirement and supplemental benefit plans of Parent or the Company, as applicable, or its Subsidiaries, (v) capital lease obligations (other than the lease obligations set forth in Schedule 1.2) or (vi) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit or bankers’ acceptances securing obligations of a type described in clauses (i) through (v) above.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.12(a).

“Indemnity Escrow Initial Release Amount” has the meaning set forth in Section 2.14(a).

“Indemnity Escrow Release Consideration” means the Indemnity Escrow Initial Release Amount plus the sum of all Indemnity Escrow Subsequent Release Amounts.

“Indemnity Escrow Release Date” has the meaning set forth in Section 2.14(a).

“Indemnity Escrow Subsequent Release Amounts” has the meaning set forth in Section 2.14(b).

“Initial End Date” has the meaning set forth in Section 8.2(b).

“Intellectual Property Contract” means each agreement pursuant to which (a) the Company or its Subsidiaries licenses an Intellectual Property Right from or to any Person, (b) the Company or its Subsidiaries consents to the use of an Intellectual Property Right by any Person or (c) any Person consents to the use of an Intellectual Property Right (other than commercially available, off-the-shelf computer software) by the Company or its Subsidiaries.

“Intellectual Property Rights” means all U.S. and foreign (a) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, substitutions, extensions and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names and internet domain names, brand names and corporate names, whether registered or unregistered, active or inactive, and all goodwill associated therewith and all registrations, renewals and applications in connection therewith, (c) copyrights, copyrightable subject matter, copyright registrations and applications and renewals thereof, (d) trade secrets and all confidential information, know-how, formulae, models, methodologies, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, (e) rights of publicity, (f) moral rights and rights of attribution and integrity, (g) computer programs (whether in source code, object code or other form), software, databases and compilations and data, (h) all artwork, photographs, advertising and promotional materials and (i) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing, in each case, to the extent protectable by applicable Law.

“Interim Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Internal Revenue Service” has the meaning set forth in Section 3.11.

“Investor Financing Agreement” has the meaning set forth in the recitals.

“Investor Financing Amount” has the meaning set forth in the recitals.

“Investor Rights Termination Event” shall be deemed to occur if, as of the end of any Business Day following the Closing Date, the Stockholder Party owns less than 20% of the then issued and outstanding shares of Parent Common Stock.

“Investor Stock Amount” means the number of shares of Parent Common Stock equal to the lesser of (1) 24,500,000 and (2) the Investor Financing Amount divided by the Parent Equity Offering Sales Price and rounding to the nearest whole number.

“Investors” has the meaning set forth in the recitals.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, guideline, regulation, order, writ, decree, agency requirement, license or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.18.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Licensed-In Agreement” has the meaning set forth in Section 3.7(a)(v).

“Licensed-In Intellectual Property” has the meaning set forth in Section 3.7(a)(v).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 9.2(a).

“Material Leases” has the meaning set forth in Section 3.18.

“Maximum Amount” has the meaning set forth in Section 6.11(c).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means the Closing Merger Consideration plus, if any, the Indemnity Escrow Release Consideration and, if any, the Expense Funds Final Release Amount.

“Merger Consideration Shares” means the number of shares of Parent Common Stock constituting the Merger Consideration, with each share being subject, among other things, to the provisions of Section 2.17.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(d).

“Multiple Employer Plan” has the meaning set forth in Section 3.11(d).

“NASDAQ” has the meaning set forth in Section 2.11(d).

“New Plans” has the meaning set forth in Section 6.10(b).

“Newco Board” has the meaning set forth in Section 6.9(a).

“Newco Compensation Committee” has the meaning set forth in Section 6.9(b).

“Notice of Claim” means a written notice that specifies the breach of warranty or representation set forth in this Agreement or any certificate furnished under this Agreement or any other basis for indemnification hereunder (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether such Losses are liquidated in nature.

“Old Plans” has the meaning set forth in Section 6.10(b).

“Owned Intellectual Property” means, with respect to Parent and the Company, all Intellectual Property Rights owned by Parent or the Company, as applicable, or its Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Additional Indemnity Shares” has the meaning set forth in Section 2.14(d).

“Parent Additional Loss” has the meaning set forth in Section 2.14(d).

“Parent Benefit Plans” has the meaning set forth in Section 6.10(a).

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Contract” has the meaning set forth in Section 4.6(a).

“Parent De Minimis Amount” has the meaning set forth in Section 9.4(b).

“Parent Disclosure Schedules” has the meaning set forth in the preamble to Article 4.

“Parent Equity Offering” has the meaning set forth in Section 6.8.

“Parent Equity Offering Sale Price” means the price per share at which Parent Common Stock is sold to the public in the Parent Equity Offering.

“Parent Excess Indemnification Losses” has the meaning set forth in Section 9.4(d).

“Parent Indemnitee” has the meaning set forth in Section 9.2(a).

“Parent Indemnity Shares” has the meaning set forth in Section 2.14(d).

“Parent Material Adverse Effect” means a change, event, effect, development, circumstance or occurrence that is materially adverse to the business or condition (financial or otherwise) of Parent or any of its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate; (ii) changes or developments in or affecting the industry in which Parent and its Subsidiaries operate, including (A) changes in reimbursement rules or policies applicable to therapies that treat the same conditions as those therapies under development by Parent or (B) changes in Law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate; (iii) the failure of Parent to meet projections or forecasts, provided that the underlying causes of such failure may be considered in determining whether there is a Parent Material Adverse Effect; or (iv) changes in GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industry in which Parent and its Subsidiaries operate.

“Parent Meeting” has the meaning set forth in Section 6.6(a).

“Parent Note” has the meaning set forth in Section 6.13(b).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Registered Intellectual Property” has the meaning set forth in Section 4.11(b).

“Parent SEC Documents” has the meaning set forth in Section 4.4(a).

“Parent Shares” has the meaning set forth in Section 4.2(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.6(a).

“Parent Termination Fee” has the meaning set forth in Section 8.4(a).

“Parent Threshold” has the meaning set forth in Section 9.4(c).

“Party”, and the correlative term “Parties”, has the meaning set forth in the preamble.

“PEO Agreement” means the Client Service Agreement between the Company and Insperity (fka Administaff Companies II, L.P.) effective as of July 1, 2008.

“PEO Benefit Plan” means a Company Employee Plan that is sponsored by Insperity under which a current Company employee may be eligible to receive benefits pursuant to the terms of the PEO Agreement. For purposes of clarity, representations and warranties in this Agreement regarding a PEO Benefit Plan shall be limited to events, conditions and circumstances related to participation in such plan by an employee of the Company.

“Permitted Liens” means, with respect to Parent or the Company, (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) that do not materially detract from the value of such real property or materially interfere with Parent’s or the Companies’, as applicable, or its Subsidiaries’ present uses or occupancy of such real property or the business of the Company or its Subsidiaries, (d) Liens securing the obligations of Parent or the Company, as applicable, or its Subsidiaries under with respect to Indebtedness and (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and any violation of which would not have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable, or materially interfere with the operation of the business of Parent or the Company, as applicable, or its Subsidiaries as currently conducted.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.15(b).

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.15(c)(i).

“Post-Closing Escrow Date” has the meaning set forth in Section 2.15(b).

“Post-Closing Company Fees Adjustment” has the meaning set forth in Section 2.15(c)(iii).

“Post-Closing Review Period” has the meaning set forth in Section 2.15(c)(ii).

“Post-Closing Working Capital Adjustment” has the meaning set forth in Section 2.15(c)(ii).

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date or the portion beginning after the Closing Date of any taxable period that begins before and ends after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Pro Forma Accounting Methodology” has the meaning set forth in Section 2.7(d)(iii).

“Projected Indemnity Amount” has the meaning set forth in Section 2.14(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.5(a).

“Qualified Plans” has the meaning set forth in Section 3.11(b).

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representative” means, with respect to any Person, any beneficial owner of 5% or more of such Person’s outstanding voting securities and such Person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or controlled Affiliate.

“Representative Losses” has the meaning set forth in Section 10.1(b).

“Requisite Governmental Approvals” means the Governmental Approvals listed on Schedule 7.1(d).

“Responsible Party” has the meaning set forth in Section 9.3(a).

“Restraints” has the meaning set forth in Section 7.1(e).

“Restricted Securities” has the meaning set forth in Section 2.17.

“Rolling Advance” has the meaning set forth in Section 6.13(a)(iii).

“Rolling Payment Date” has the meaning set forth in Section 6.13(a)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.4(a).

“Schedules” has the meaning set forth in Section 11.5.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” has the meaning set forth in Section 6.2(a).

“Section 16 Information” has the meaning set forth in Section 6.15.

“Senior Preferred Director Approval” has the meaning set forth in Section 3.6(b).

“Series A Liquidation Preference” means an amount per share of Company Series A Preferred Stock equal to $0.94, as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like.

“Series A Merger Consideration Per Share” means the Series A Liquidation Preference plus the Common Stock Remaining Amount Per Share, if any.

“Series A Remaining Amount” means the positive amount, if any, equal to Stockholder Merger Consideration Value less the Aggregate Series C Preferred Liquidation Amount less the Aggregate Series C-1 Preferred Liquidation Amount less the Aggregate Series B-1 Liquidation Amount less the Aggregate Series B Liquidation Amount.

“Series A Remaining Amount Per Share” means the positive amount, if any, equal to the Series A Remaining Amount divided by the total number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B Liquidation Preference” means an amount per share of Company Series B Preferred Stock equal to $0.47, as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like.

“Series B Merger Consideration Per Share” means the Series B Liquidation Preference plus the Common Stock Remaining Amount Per Share, if any.

“Series B Remaining Amount” means the positive amount, if any, equal to Stockholder Merger Consideration Value less the Aggregate Series C Preferred Liquidation Amount less the Aggregate Series C-1 Preferred Liquidation Amount less the Aggregate Series B-1 Liquidation Amount.

“Series B Remaining Amount Per Share” means the positive amount, if any, equal to the Series B Remaining Amount divided by the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B-1 Liquidation Preference” means an amount per share of Company Series B-1 Preferred Stock equal to $0.47, as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like.

“Series B-1 Merger Consideration Per Share” means the Series B-1 Liquidation Preference plus the Common Stock Remaining Amount Per Share, if any.

“Series B-1 Remaining Amount” means the positive amount, if any, equal to Stockholder Merger Consideration Value less the Aggregate Series C Preferred Liquidation Amount less the Aggregate Series C-1 Preferred Liquidation Amount.

“Series B-1 Remaining Amount Per Share” means the positive amount, if any, equal to Series B-1 Remaining Amount divided by the total number of shares of Company Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series C Liquidation Preference” means an amount per share of Company Series C Preferred Stock equal to $1.41, as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like.

“Series C Merger Consideration Per Share” means the Series C Liquidation Preference plus the Common Stock Remaining Amount Per Share, if any.

“Series C Ratable Percentage” means the Aggregate Series C Preferred Liquidation Amount divided by the Aggregate Series C/C-1 Preferred Liquidation Amount.

“Series C Remaining Amount Per Share” means the (i) the Stockholder Merger Consideration Value multiplied by the Series C Ratable Percentage, divided by (ii) total number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series C-1 Liquidation Preference” means an amount per share of Company Series C-1 Preferred Stock equal to $0.47, as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like.

“Series C-1 Merger Consideration Per Share” means the Series C-1 Liquidation Preference plus the Common Stock Remaining Amount Per Share, if any.

“Series C-1 Ratable Percentage” means the Aggregate Series C-1 Preferred Liquidation Amount divided by the Aggregate Series C/C-1 Preferred Liquidation Amount.

“Series C-1 Remaining Amount Per Share” means (i) the Stockholder Merger Consideration Value multiplied by the Series C-1 Ratable Percentage, divided by (ii) the total number of shares of Company Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Severally in Proportion” has the meaning set forth in Section 9.4(d).

“Shelf Registration Statement” has the meaning set forth in Section 5.2(d).

“Sponsored Company Benefit Plan” has the meaning set forth in Section 3.11(a).

“Stock Consideration” means 24,500,000 shares of Parent Common Stock.

“Stockholder Director” has the meaning set forth in Section 6.9(c).

“Stockholder Merger Consideration” means the Merger Consideration less the Bonus Plan Pool.

“Stockholder Merger Consideration Value” means product of the Stockholder Merger Consideration and the Twenty Day Average as of the Closing Date.

“Stockholder Party” means Baker Brothers Life Sciences, L.P.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 6.4(a).

“Survival Period Termination Date” has the meaning set forth in Section 9.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Proposal” has the meaning set forth in Section 6.4(a).

“Target Company Fees” means $3,500,000.

“Target Working Capital” means -$350,000 (negative three hundred and fifty thousand dollars).

“Tax” means (a) any federal, state, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other taxes, customs, duties, levies, and assessments of any kind whatsoever, without limitation, and any interest, penalties or additions to tax in respect of, or in connection with, the foregoing (whether disputed or not), and (b) any liability in respect of amounts described in clause (a) hereof by reason of contract, assumption, transferee liability, operation of law, including Treasury Regulation Section 1.1502-6 (or any similar provision of law) or otherwise.

“Tax Contest” has the meaning set forth in Section 6.16(c).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, and amendments thereto) supplied or required to be supplied to a Tax authority relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Trade Secrets” means trade secrets, confidential information and know-how, including processes, methods, schematics, business methods, formulae, drawings, prototypes, models and designs.

“Transfer” has the meaning set forth in Section 2.17.

“Twenty Day Average” for a specified date means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only) for the consecutive period of twenty (20) trading days ending on the most recent trading day preceding the specified date.

“Voting Agreement” has the meaning ascribed to it in the recitals.

“Voting Agreement Stockholder” has the meaning ascribed to it in the Voting Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”). The Company shall be the “Surviving Corporation” in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub shall cease. The Merger shall have the effects specified in the DGCL.

Section 2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the later of (1) the fifth Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 occurs (the “Closing Date”) (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the fulfillment or waiver of those conditions) and (2) the fourth Business Day after the date on which Parent prices and secures commitments for the Parent Equity Offering, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another time, date or place is agreed to in writing by the Parties.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall file with the Secretary of State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL. The merger shall be effective at the date and time that the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the time when the Merger becomes effective, the “Effective Time”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 2.5 Directors and Officers. The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation of the Surviving Corporation.

Section 2.6 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement, each party hereto shall use reasonable efforts to not take any action that to its knowledge would cause the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code. Each of the parties hereto agrees to report the Merger for federal and state income tax purposes in a manner consistent with such characterization, including the filing of the statement required by Treasury Regulations Section 1.368-3, to the extent permitted by law.

Section 2.7 Closing Adjustment.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a good-faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date unless Closing occurs after January 31, 2013 in which case the estimated balance sheet of the Company shall be as of January 31, 2013 (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Estimated Closing Working Capital Statement”), reasonable supporting detail and a certificate of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles and is consistent with the Pro Forma Accounting Methodology. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Estimated Closing Working Capital Statement prior to the Closing Date. No later than ten (10) Business Days prior to the Closing, the Company shall consult with Parent regarding the preparation of the Estimated Closing Working Capital and its consistency with the Pro Forma Accounting Methodology, and, in the event that Parent has a good faith objection, the Company shall consider in good faith Parent’s objections to the Estimated Closing Working Capital and will revise its calculations based on its good faith assessment of Parent’s comments.

(b) At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a good-faith estimate of the Company Fees (the “Estimated Company Fees”), together with reasonable supporting detail, including all invoices, bills and engagement letters received by the Company.

(c) The term “Closing Adjustment Amount” means the greater of (1) zero and (2) the sum of (x) the Closing Working Capital Adjustment and (y) the Closing Company Fees Adjustment, in each case, divided by (z) the Twenty Day Average for the Closing Date.

(d) For purposes of this agreement:

(i) The “Closing Working Capital Adjustment” shall be an amount equal to the Target Working Capital minus the Estimated Closing Working Capital; provided, however, that following delivery to Parent of the Estimated Closing Working Capital Statement and prior to the Closing Date, the Company shall consider in good faith any errors asserted by Parent prior to the Closing Date in the calculation of the Estimated Closing Working Capital Statement about which Parent notifies the Company and, unless it is in reasonable disagreement with any such asserted errors, the Company shall appropriately adjust the Estimated Closing Working Capital Statement and Closing Working Capital Adjustment prior to the Closing to reflect such corrections.

(ii) The “Closing Company Fees Adjustment” shall mean an amount equal to the Estimated Company Fees minus the Target Company Fees.

(iii) The “Pro Forma Accounting Methodology” shall mean the Accounting Principles, assumptions and estimates used to prepare the Company’s pro forma income statement and balance sheet for inclusion in the Proxy Statement/Prospectus.

Section 2.8 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Conversion of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Series C-1 Preferred Stock. Each share of Series C-1 preferred stock, par value $0.0001 per share, of the Company (“Company Series C-1 Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C-1 Preferred Stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)), shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares equal to the lesser of (i) the Series C-1 Merger Consideration Per Share divided by the Twenty Day Average for the Closing Date, and

(ii) the Series C-1 Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date, and at the Effective Time, all such shares of Company Series C-1 Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Series C-1 Preferred Stock were converted in the Merger. Certificates previously representing shares of Company Series C-1 Preferred Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(c) Conversion of Series C Preferred Stock. Each share of Series C preferred stock, par value $0.0001 per share, of the Company (“Company Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series C Preferred Stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)) shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares equal to the lesser of (i) the Series C Merger Consideration Per Share divided by the Twenty Day Average for the Closing Date, and (ii) the Series C Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date, and at the Effective Time, all such shares of Company Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Series C Preferred Stock were converted in the Merger. Certificates previously representing shares of Company Series C Preferred Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(d) Conversion of Series B-1 Preferred Stock. Each share of Series B-1 preferred stock, par value $0.0001 per share, of the Company (“Company Series B-1 Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Series B-1 Preferred stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)), shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares equal to the lesser of (i) the Series B-1 Merger Consideration Per Share divided by the Twenty Day Average for the Closing Date, or (ii) the Series B-1 Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date, and at the Effective Time, all such shares of Company Series B-1 Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Series B-1 Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series B-1 Preferred Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(e) Conversion of Series B Preferred Stock. Each share of Series B preferred stock, par value $0.0001 per share, of the Company (“Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Series B Preferred stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)), shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares, if any, equal to the lesser of (i) the Series B Merger Consideration Per Share divided by the Twenty Day Average for the Closing Date, or (ii) the Series B Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date,, and, at the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Series B Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series B Preferred Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(f) Conversion of Series A Preferred Stock. Each share of Series A preferred stock, par value $0.0001 per share, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)), shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares, if any, equal to the lesser of (i) the Series A Merger Consideration Per Share divided by the Twenty Day Average for the Closing Date, or (ii) the Series A Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date, and at the Effective Time, all such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Series A Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series A Preferred Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(g) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled or converted into shares of the Surviving Corporation pursuant to Section 2.8(h)), shall be converted, subject to Section 2.11(d), into the right to receive a number of Merger Consideration Shares, if any, equal to the Common Stock Remaining Amount Per Share divided by the Twenty Day Average for the Closing Date. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the Merger Consideration Shares into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole Merger Consideration Shares and a check for any cash in lieu of fractional Merger Consideration Shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.11.

(h) Cancellation of Certain Shares; Conversion of Subsidiary-Owned Stock.

(i) Each share of Company Common Stock or Company Preferred Stock held directly by Parent or Merger Sub or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(ii) Each share of Company Common Stock or Company Preferred Stock held by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(i) Dissenting Shares. Each outstanding share of Company Preferred Stock and Company Common Stock, the holder of which has not voted in favor of adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL unless and until the holder of such shares withdraws such demand for such appraisal or becomes ineligible for such appraisal. If any holder of Dissenting Shares fails to perfect or effectively waives, withdraws or loses such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares shall thereupon be deemed to have been cancelled at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration applicable to such holder’s shares (payable without any interest thereon) as compensation for such cancellation. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such Dissenting Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation in accordance with the DGCL. Nothing in this Agreement is intended to amend or waive any obligation of any holder of Company Preferred Stock or Company Common Stock who has waived or limited the right to assert dissenters’ rights in a separate agreement.

Section 2.9 Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company, or Parent’s transfer agent, pursuant to an agreement reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) hereunder.

Section 2.10 Deposit of Closing Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Bonus Plan Participants and holders of shares of Company Preferred Stock and Company Common Stock, for exchange in accordance with Section 2.11, (A) subject to Section 2.12, certificates representing the aggregate Closing Merger Consideration and (B) cash necessary to pay in lieu of fractional shares pursuant to Section 2.11(d) (such shares of Parent Common Stock together with such cash, the “Exchange Fund”).

Section 2.11 Delivery of Closing Merger Consideration. (a) As soon as reasonably practicable after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) that immediately prior to the Effective Time represented (i) outstanding shares of Company Preferred Stock or Company Common Stock whose shares were converted into the right to receive a portion of the Closing Merger Consideration pursuant to Section 2.8 and any cash in lieu of fractional Closing Merger Consideration shares of Parent Common Stock to be issued or paid in consideration therefor or (ii) Company Options which were cancelled in exchange for the right to receive the portion of the Closing Merger Consideration (if any) applicable to such holder’s Company Options pursuant to Section 2.13, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent (the “Letter of Transmittal”) and (B) instructions for use in surrendering Certificate(s) for shares in exchange for the applicable portion of the Closing Merger Consideration payable to such holder and any cash in lieu of fractional Closing Merger Consideration shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.11(b). The Letter of Transmittal may, in Parent’s discretion, require that the holder of each Certificate acknowledge the provisions of Section 2.17 as a condition to receipt of the Merger Consideration Shares payable to such holder.

(b) Upon the surrender to the Exchange Agent of its Certificate or Certificates (in the case of holders of Company Preferred Stock or Company Common Stock), accompanied by a properly completed Letter of Transmittal, (i) a holder of Company Preferred Stock or Company Common Stock will be entitled to receive promptly after the Effective Time (A) a certificate or certificates representing that whole number of shares of Parent Common Stock such holder has the right to receive pursuant to Section 2.8 in such denominations and registered in such names as such holder may request, and (B) a check representing any cash in lieu of fractional shares to be issued or paid in consideration therefor in respect of the shares of Company Preferred Stock or Company Common Stock represented by its Certificate or Certificates, and (ii) a holder of Company Options will be entitled to receive promptly after the Effective Time the portion of the Closing Merger Consideration (if any) applicable to such holder’s Company Options. Upon the execution of a participation agreement and an effective general release of claims by a Bonus Plan Participant, each Bonus Plan

Participant will be entitled to receive promptly after the Effective Time the portion of the Closing Merger Consideration (if any) applicable to such individual’s interest in the Bonus Plan Pool. No interest will be paid or accrued on the pro rata portion of the Closing Merger Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to a holder of Company Preferred Stock or Company Common Stock or Company Options or a Bonus Plan Participant. Until so surrendered, each such Certificate for shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the pro rata portion of the Closing Merger Consideration payable to the holder of such Certificate and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article 2.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) Anything to the contrary contained in this Agreement notwithstanding, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one one-hundredth, of the closing sale prices of Parent Common Stock on the NASDAQ Global Market (the “NASDAQ”) (or such other primary stock exchange on which the Parent Common Stock is then listed) for the ten trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Preferred Stock and Company Common Stock and all Company Options held by such holder at the Effective Time and rounded to the nearest hundredth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.8.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the twelve month anniversary of the Effective Time may, at Parent’s option, be paid to Parent. In such event, any former stockholders or option holders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent with respect to the portion of the Closing Merger Consideration payable to such holders, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Preferred Stock or Company Common Stock such stockholder holds as determined pursuant to this Agreement. The Exchange Agent will notify Parent prior to the time that any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws and, at Parent’s option, such portion shall be paid to Parent. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Preferred Stock or Company Common Stock or of Company Options for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Merger Consideration payable to such claimant, deliverable in respect thereof pursuant to this Agreement.

(g) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.11(d) and any losses resulting from such investments will be made up by Parent.

Section 2.12 Indemnification Escrow.

(a) On the Closing Date, Parent shall deposit the Escrow Shares with an escrow agent to be mutually agreed among the Holder Representative and Parent (the “Escrow Agent”) to be held in escrow to serve as the sole source of payment of claims for indemnification pursuant to Article 9. The Escrow Shares shall be held by the Escrow Agent in an account (the “Indemnity Escrow Account”) in accordance with the terms of an escrow agreement to be mutually agreed upon by the Holder Representative and Parent no more than 60 days after the date of this Agreement (the “Escrow Agreement”). The parties shall negotiate in good faith the terms of the Escrow Agreement. The Escrow Shares shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) The parties agree that the Escrow Agreement shall treat the shares of Parent Common Stock and funds in the Indemnity Escrow Account, including any dividends earned on such shares and funds, as owned by the Escrow Participating Holders, including for purposes of voting rights. Any dividends earned on shares of Parent Common Stock and funds in the Indemnity Escrow Account shall be paid to the Escrow Participating Holders in accordance with the terms of the Escrow Agreement.

Section 2.13 Effect of Transaction on Company Stock Options. At the Effective Time, each Company Option then outstanding and exercisable shall, automatically and without further action on behalf of the holder thereof, be deemed to have been canceled and converted as of immediately prior to the Effective Time into the right to receive a number of Merger Consideration Shares, if any, as would have been issuable had the then-vested portion (after taking into account any accelerated vesting rights) of any Company Options been exercised on a net exercise basis immediately before the Effective Time. For the avoidance of doubt, any vested Company Option with a per share exercise price equal to or in excess of the Common Stock Remaining Amount Per Share shall, automatically and without further action on behalf of the holder thereof, be automatically canceled as of the Effective Time pursuant to this Section 2.13 and shall not be entitled to any payment of consideration therefor. At or prior to the Effective Time, the Company’s Board of Directors shall pass such resolutions as may be necessary to effectuate the provisions of this Article 2 with respect to Company Options and to ensure that: (A) all Company Options are canceled as of immediately prior to the Effective Time and (B) neither any holder of any Company Option, nor any other participant in a Company Benefit Plan, shall have any right thereunder, except as provided in this Article 2. Prior to the Effective Time, the Company shall deliver to each holder of Company Options appropriate notices setting forth the terms applicable to such Company Options with respect to the transactions contemplated by this Agreement (including the Merger). The installment payments received by a holder of a Company Option under this Section 2.13 are intended to be separate “payments” for purposes of Section 409A of the Code and the guidance and regulations thereunder.

Section 2.14 Release of Indemnity Escrow; Additional Shares.

(a) On the date that is the first anniversary of the Closing Date (the “Indemnity Escrow Release Date”), Parent shall provide the Holder Representative with (i) a written notice of its reasonable and good-faith determination of the Projected Indemnity Amount, together with reasonable supporting calculations and documentation, and (ii) a written notice duly executed by Parent instructing the Escrow Agent to pay to the Exchange Agent, for further distribution to the Escrow Participating Holders, and in accordance with the terms of the Escrow Agreement, the excess of (x) the shares of Parent Common Stock in the Indemnity Escrow Account and (y) the Projected Indemnity Amount so reasonably determined in good-faith by Parent (such amount, the “Indemnity Escrow Initial Release Amount”). The term “Projected Indemnity Amount” means the (w) sum of Losses that, as of the Indemnity Escrow Release Date, would reasonably be expected to be indemnified by the Indemnity Escrow Account pursuant to Article 9 in respect of claims that have been timely asserted but not finally resolved by such date, divided by (z) the Twenty Day Average for the Indemnity Escrow Release Date.

(b) As and to the extent any claim described in clause (a) above is resolved in favor of the Escrow Participating Holders, Parent and the Holder Representative shall direct the Escrow Agent to deliver to the Exchange Agent, for further distribution to the Escrow Participating Holders the related portion of the remaining number of shares of Parent Common Stock in the Indemnity Escrow Account as provided in the Escrow Agreement (each such portion, an “Indemnity Escrow Subsequent Release Amount”).

(c) Within three (3) Business Days of receipt of any amount required to be delivered by the Escrow Agent to the Exchange Agent, for further distribution to each Escrow Participating Holder who has surrendered before the Indemnity Escrow Release Date his, her or its Certificates (if applicable) and duly executed Letter of Transmittal, pro rata in accordance with the Escrow Participating Holders’ relative Escrow Percentages, the Indemnity Escrow Initial Release Amount or Indemnity Escrow Subsequent Release Amount, as applicable.

(d) On the Indemnity Escrow Release Date, Holder Representative shall provide Parent with a written notice of its reasonable and good-faith determination of the number of Parent Indemnity Shares together with reasonable supporting calculations and documentation, and Parent shall issue to the Exchange Agent, for further distribution to the Escrow Participating Holders the number Parent Indemnity Shares so reasonably determined in good-faith by the Holder Representative. The term “Parent Indemnity Shares” means the number of shares of Parent Common Stock equal to (x) the sum of Losses indemnifiable pursuant to Section 9.2(b) for the period from the Closing until the Indemnity Escrow Release Date, (y) divided by the Twenty Day Average for the Indemnity Escrow Release Date. The Holder Representative shall provide written notice to Parent of its reasonable and good-faith determination of each Loss indemnifiable pursuant to Section 9.2(b) and incurred following the Indemnity Escrow Release Date (each such Loss, a “Parent Additional Loss”) no later than thirty (30) days following the occurrence of such Parent Additional Loss, and Parent shall issue to the Exchange Agent an amount of shares of Parent Common Stock (each such share, a “Parent Additional Indemnity Share”) equal to (x) the Parent Additional Loss so reasonably determined in good-faith by Holder Representative divided by (y) the Twenty Day Average for the date of such issuance. Within three (3) Business Days of receipt of any Parent Indemnity Shares or Parent Additional Indemnity Shares, the Exchange Agent will pay to each Holder Indemnitee who has surrendered before the Indemnity Escrow Release Date his, her or its Certificates (if applicable) and duly executed Letter of Transmittal, pro rata in accordance with the Holder Indemnitee’s Losses indemnifiable pursuant to Section 9.2(b), the Parent Indemnity Shares or the Parent Additional Indemnity Shares, as applicable.

Section 2.15 Post-Closing Adjustment.

(a) No later than the 60th day following the Closing Date, Parent will cause to be prepared and delivered to the Holder Representative (i) a statement setting forth its calculation of Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company as of the Closing Date or, if the Closing occurs after January 31, 2013, a consolidated balance sheet of the Company as of January 31, 2013 (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of Parent that the Closing Working Capital Statement was prepared in accordance with Accounting Principles, and (ii) a statement setting forth its calculation of the Company Fees, together with reasonable supporting detail, including all invoices, bills and engagement letters received by the Company.

(b) The post-closing adjustment shall equal (x) the Closing Adjustment Amount minus (y) the Post-Closing Adjustment Amount (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, the Holder Representative and Parent shall within three (3) Business Days of the final determination of the Post-Closing Adjustment (the date of such final determination, the “Post-Closing Escrow Date”) issue joint written instructions directing the Escrow Agent (A) to pay to Parent from the Indemnity Escrow Account an amount of shares of Parent Common Stock equal to (x) the absolute value of the Post-Closing Adjustment divided by (y) the Twenty Day Average for the Post-Closing Escrow Date. Any payments to be made to Parent pursuant to this Section 2.15(b) shall be made first from the Indemnity Escrow Account and, for the avoidance of doubt, shall not be subject to the Parent De Minimis Amount, Parent Threshold or other indemnification limitations set forth in Section 9.4.

(c) For purposes of this agreement:

(i) The “Post-Closing Adjustment Amount” means the greater of (1) zero and (2) the sum of (x) the Post-Closing Working Capital Adjustment and (y) the Post-Closing Company Fees Adjustment, in each case, divided by (z) the Twenty Day Average for the Post-Closing Escrow Date.

(ii) The “Post-Closing Working Capital Adjustment” shall be an amount equal to the Target Working Capital minus the Closing Working Capital; provided, however, that after receipt of the Closing Working Capital Statement, the Holder Representative shall have 30 days to review the Closing Working Capital Statement (the “Post-Closing Review Period”), and Parent shall consider in good faith any errors asserted by the Holder Representative during the Post-Closing Review Period in the calculation of the Closing Working Capital Statement about which the Holder Representative notifies Parent and, unless it is in reasonable disagreement with any such asserted errors, Parent shall appropriately adjust the Closing Working Capital Statement and Post-Closing Working Capital Adjustment to reflect such corrections.

(iii) The “Post-Closing Company Fees Adjustment” shall mean an amount equal to the Company Fees minus the Target Company Fees.

Section 2.16 Withholding Rights. Each of the Exchange Agent, the Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the Escrow Agreement such amounts as it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent, the Escrow Agent, Parent or the Surviving Corporation, as the case may be, and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties agree to use commercially reasonable efforts to minimize or eliminate withholding Taxes to the extent permitted by applicable Law, provided, however, that neither Parent nor Merger Sub shall be required to take any action, and any other party shall not be permitted to take any action pursuant to this last sentence of this Section 2.15, that could (i) cause Parent or Merger Sub to incur any incremental direct or indirect cost or liability (including any liability for Taxes) or (ii) result in a delay of the Closing.

Section 2.17 Restriction on Transfers. During the period beginning on the Closing Date and ending (1) 90 days following the Closing Date, no holder of Merger Consideration Shares may, directly or indirectly, Transfer in excess of 25% of the total number of Merger Consideration Shares received by such holder on the Closing Date, (2) 120 days following the Closing Date, no holder of Merger Consideration Shares may, directly or indirectly, Transfer (cumulatively, including amounts Transferred pursuant to clause (1) of this sentence) in excess of 50% of the total number of Merger Consideration Shares held by such holder on the Closing Date and (3) 150 days following the Closing Date, no holder of Merger Consideration Shares may, directly or indirectly, Transfer (cumulatively, including amounts Transferred pursuant to clauses (1) and (2) of this sentence) in excess of 75% of the total number of Merger Consideration Shares held by such holder on the Closing Date. Except as provided in this Section 2.17, during the 180-day period following the Closing Date, no holder of Merger Consideration Shares may, directly or indirectly, (i) offer, sell, contract to sell, lend, encumber, pledge, donate or otherwise dispose of or transfer any Merger Consideration Shares issued to such holder pursuant to the Merger Agreement or the Investor Financing Agreement or any securities received as a distribution thereon or otherwise with respect thereto, whether now owned or hereafter acquired by such holder or with respect to which such holder has or hereafter acquires the power of disposition (collectively, “Restricted Securities”) or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Restricted Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by the delivery of shares of Parent Common Stock or other securities, in cash or otherwise (any of the foregoing, a “Transfer”). Following the 180-day anniversary of the Closing Date, all or any portion of the Restricted Securities may be Transferred by a holder without restriction under this Section 2.17. Anything to the contrary notwithstanding, (i) any holder may sell or otherwise transfer any Merger Consideration Shares to an Immediate Family Member, to a trust for the benefit of such family member or to such holder’s heirs after the Closing; (ii) any holder that is a partnership or limited liability company may transfer Merger Consideration Shares to one or more partners, members or Affiliated Business Entities after the Closing; (iii) any Stockholder that is a trust may transfer shares of Merger Consideration Shares after the Closing to the beneficiary of the trust upon the trust’s maturity; and (iv) any holder may transfer Merger Consideration Shares to another holder after the Closing, in each case subject to compliance with Applicable Law; provided, that each transferee agrees in writing to be bound by all of the provisions of this Section 2.17. Each certificate representing a Merger Consideration Share, in Parent’s sole discretion, may bear a legend or other restriction substantially to the following effect (it being agreed that if the Merger Consideration Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF SECTION 2.17 OF THE MERGER AGREEMENT, DATED AS OF OCTOBER 17, 2012, AMONG PRESIDIO PHARMACEUTICALS, INC., BIOCRYST PHARMACEUTICALS, INC., S SUB, INC. AND SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS HOLDER REPRESENTATIVE.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent as follows in this Article 3. The Company Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3, and the disclosure in any paragraph of the Company Disclosure Schedules shall qualify the corresponding paragraph in this Article 3 and such other paragraphs if it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other paragraphs.

Section 3.1 Organization and Qualification.

(a) The Company and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization. Section 3.1 of the Company Disclosure Schedules sets forth a true and complete list of the Company’s Subsidiaries and the jurisdiction of incorporation for each of the Company and its Subsidiaries. The Company and each of its Subsidiaries has the requisite power and authority and all licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its businesses as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent an accurate and complete copy of each Governing Document of the Company and each of its Subsidiaries, in each case, as in full force and effect as of the date of this Agreement. The Company is not in violation of the provisions of its Governing Documents. None of the Company Subsidiaries is in violation of the provisions of its Governing Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 276,348,750 shares of Company Common Stock and 175,248,447 shares of Company Preferred Stock (of which 2,978,723 shares are designated Company Series A Preferred Stock; 34,670,874 shares are designated Company Series B Preferred Stock; 108,176,641 shares are designated Company Series B-1 Preferred Stock; and 29,422,209 shares are designated Company Series C Preferred Stock. As of the date hereof, there were outstanding (A) 6,966,768 shares of Company Common Stock, (B) 2,978,723 shares of Company Series A Preferred Stock and 34,364,606 shares of Company Series B Preferred Stock. As of the date hereof, no shares of the Company Common Stock were held in Parent’s treasury. As of the date hereof, there were outstanding 26,981,607 Company Options, which if exercised in full would result in the issuance of 26,981,607 shares of the Company Common Stock, under the Company’s 2006 Stock Plan, and 8,326,285 additional shares of Common Stock authorized for issuance under the Company’s 2006 Stock Plan. Except as set forth in this Section 3.2(a), all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Shares are owned of record as set forth on Section 3.2 of the Company Disclosure Schedules.

(b) Except as set forth in subsection (a) above or Section 3.2(b) of the Company Disclosure Schedules, there are (i) no shares of capital stock or other equity securities of the Company or any of its Subsidiaries authorized, issued, reserved for issuance or outstanding, (ii) no authorized or issued and outstanding securities of the Company or any its Subsidiaries convertible into or exchangeable for, at any time, equity securities of the Company, (iii) no contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, of the Company or any of its Subsidiaries to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any capital stock of the Company or securities convertible into or exchangeable for any equity securities of or similar interest in the Company or (iv) no voting trusts, proxies or other arrangements among the Company’s stockholders with respect to the voting or transfers of Company Common Stock or Company Preferred Stock. There are no dividends or other distributions with respect to the Shares that have been declared but remain unpaid. None of the contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements or outstanding obligations listed on Section 3.2(b) of the Company Disclosure Schedules in response to clause (iii) of this section will continue to exist following the Effective Time.

(c) The Company and its Subsidiaries do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity other than a Company Subsidiary. Section 3.2(c) of the Company Disclosure Schedules sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by the Company and each of its Subsidiaries, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company or its Subsidiaries owns, directly or indirectly, any equity or equity-related securities. All outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are 100% owned, beneficially and of record, by the Company or a Subsidiary of the Company.

Section 3.3 Authority.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all necessary action on the part of the Company. The Board of Directors of the Company has determined unanimously that this Agreement is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders and noteholders for approval and adoption and has adopted a resolution to the foregoing effect. The Bridge Loan Approval has been obtained. Other than the Company Stockholder Approval and the Bridge Loan Approval, no vote of the holders of Company Common Stock, Company Preferred Stock, Bridge Loan Notes or any other security of the Company is required to approve this Agreement or the Ancillary Agreements or for the Company to consummate the transactions contemplated hereby and thereby. The Covered Shares Beneficially Owned or held by the Voting Agreement Stockholders collectively represent sufficient voting power to obtain, and will have the effect of assuring the receipt of, Approval A, Approval B and Approval C, and to cause the Drag-Along Right to be triggered, in each case without the vote or consent of any other security holders of the Company. The Covered Shares Beneficially Owned or held by the Voting Agreement Stockholders, together with the shares of Company Common Stock subject to the Drag-Along Right, represents sufficient voting power to obtain, and will have the effect of assuring receipt of, Approval D. Accordingly, assuming compliance by the Stockholders with Article 2 of the Voting Agreement, receipt of the Company Stockholder Approval is assured. No other proceeding on the part of the Company, and no vote, consent or approval of any holder of any securities of the Company (or class or series thereof), whether under the Governing Documents of the Company or any other agreement, arrangement or understanding, or any applicable Law, is necessary to authorize, adopt or execute this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and, at or prior to the Closing will have duly executed and delivered the Ancillary Agreements to the extent a party thereto. This Agreement constitutes and, upon due execution and delivery, each of the Ancillary Agreements, to the extent the Company is a party thereto, will constitute, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Agreements have each been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b) The Company Voting Agreement is in full force and effect and has not been amended in a manner that is detrimental to Parent’s interests, including Parent’s interest in obtaining the Company Stockholder Approval. There is no agreement or understanding that would prevent or disable the effectiveness of the Drag-Along Right or restrict the ability of the Stockholders (as defined in the Voting Agreement) to exercise the Drag-Along Right. The Company has obtained the Senior Preferred Director Approval, which, together with the approval of this Agreement by the aggregate number and type of Company securities that are subject to the Voting Agreement and are beneficially owned or held by the Stockholders, will trigger the Drag-Along Right, including obligating the Company to provide the Drag-Along Notice (as defined in the Company Voting Agreement). The Merger is an “Approved Transaction,” as defined in the Company Voting Agreement, and the Stockholders constitute the “Requisite Holders” for purposes of Section 4.2 of the Company Voting Agreement. Holders of the Company’s Common Stock that are parties to the Company Voting Agreement and subject to and bound by the Drag-Along Right hold and beneficially own voting power with respect to not less than two-thirds (2/3) of the outstanding Company Common Stock. None of the Merger or the transactions contemplated by this Agreement will fall under any of the exceptions to the Drag-Along Right set forth in Section 4.4 of the Company Voting Agreement. Upon the exercise of the Drag-Along Right by the Stockholder, as set forth in Section 2.1(a)(iii) of the Voting Agreement, the Company shall provide the Drag-Along Notice to the holders of the Company’s Common Stock.

Section 3.4 Financial Statements.

(a) The Company has delivered to Parent true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheets of the Company and each of its Subsidiaries as of December 31, 2009, December 31, 2010 and December 31, 2011 and the related audited consolidated statements of income, cash flows and changes in equity for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, including the notes to the consolidated accounts, Company annual accounts and auditor’s reports related thereto (the financial statements as of and for the year ended December 31, 2011, the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 and the related unaudited consolidated statements of income and cash flows for the six-month period ending on such date (such financial statements, the “Interim Financial Statements”).

(b) The Financial Statements and related notes (i) have been prepared from and are in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments not expected to be material in amount and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments not expected to be material in amount).

(c) The books of account and minute books of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices. The books of account and minute books of the Company and its Subsidiaries are maintained in a manner substantially consistent with past practice and have recorded therein the results of operations and the assets and liabilities of the Company and its Subsidiaries required to be reflected under the Accounting Principles and other legal and accounting requirements applicable to the Company and its Subsidiaries. The Company and each of its Subsidiaries maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that (i) financial transactions are executed in accordance with the general and specific authorization of the management of the Company, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles and other legal and accounting requirements applicable to the Company and each of its Subsidiaries and to maintain proper accountability for items, (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or provided for in the Audited Financial Statements or disclosed in the notes thereto, (b) liabilities disclosed or provided for in the Interim Financial Statements, (c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2012 and not material to the Company, (d) are contemplated by this Agreement or incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated thereby, or (e) liabilities which are not material to the Company and its Subsidiaries as a whole.

Section 3.6 Consents and Approvals; No Violations.

(a) No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the filing of a Registration Statement with the Securities and Exchange Commission (the “SEC”), (c) those set forth on Section 3.6 of the Company Disclosure Schedules and (d) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company’s or any of its Subsidiaries’ Governing Documents, (ii) result in a violation or breach of, cause acceleration, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to the Company or any of its Subsidiaries or new or increased benefit or right to any party thereto or holder thereof under any of the terms, conditions or provisions of any (x) share of preferred stock, note or bond, or (y) any mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is party or by which any of their respective properties or assets may be bound, (iii) violate any Law, of any Governmental Entity applicable to the Company or its Subsidiaries or any of their respective properties or assets, (iv) except with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of the Company or its Subsidiaries or (v) give to any Person any right of termination, recapture, amendment or cancellation, or trigger any right of first refusal, first offer or similar right under (x) any Company Material Contract or (y) any security issued by the Company or its Subsidiaries, which in the case of any of clauses (ii)(y), (iii), (iv) and (v)(x) above, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.

(b) This Agreement, the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, and, in the case of the Bridge Loan Approval, the treatment of the Bridge Loan Notes contemplated by this Agreement (including Section 6.19) have been approved by (i) a majority of the Company’s “Senior Preferred Directors” (as defined in the Company Investor Agreement) (the “Senior Preferred Director Approval”), which approval shall, among other things, cause the right of first offer set forth in Section 2.3 of the Company Investor Agreement to be inapplicable or waived with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) by holders of at least 60% of the principal amount of all outstanding Bridge Loan Notes of each series of Bridge Loan Notes (the “Bridge Loan Approval”), which approval shall, among other things, constitute compliance with the Company covenants set forth in Section 8(a) of the Company Note Purchase Agreement with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules contains a correct and complete list of all of the following contracts, commitments and other agreements (whether written or oral) to which Company or its Subsidiaries or any of their respective assets or properties is bound (collectively, the “Company Material Contracts”):

(i) all contracts, commitments and other agreements for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base compensation in excess of $200,000;

(ii) all leases and agreements under which any the Company or any of its Subsidiaries is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000;

(iii) all leases or agreements under which any the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000;

(iv) all partnership agreements, joint venture agreements, any agreements involving a sharing of revenue or profits (other than licensing agreements described below and sales associate and agency commission agreements) and similar arrangements relating to the Company and its Subsidiaries;

(v) all licenses, sublicenses or other agreements pursuant to which the Company or its Subsidiaries is authorized to use any third party Intellectual Property Rights that are material to the business of the Company, excluding generally commercially available, off-the-shelf software programs (the “Licensed-In Intellectual Property” and such license, sublicense or other agreement, a “Licensed-In Agreement”);

(vi) all licenses, sublicenses or other agreements pursuant to which any third party (A) is authorized to use Intellectual Property Rights owned by the Company or its Subsidiaries that is material to the business of the Company or (B) has obtained and continues to have exclusive rights in Intellectual Property Rights owned by the Companies or its Subsidiaries that is material to the business of the Company;

(vii) all contracts, commitments and other agreements prohibiting the Company or its Subsidiaries from freely engaging in any material business in the industries in which the Company is engaged;

(viii) all contracts, commitments and other agreements between the Company or its Subsidiaries, on the one hand, and the Investors or their respective Affiliates;

(ix) all contracts, commitments and other agreements, in each case material to the business of the Company, pursuant to which the Company or its Subsidiaries has granted any exclusive agency, marketing, sales representative relationship, franchising, consignment or distribution right to any third party;

(x) all contracts, commitments and other agreements that contain any put, call, right of first refusal, first offer or first negotiation that is material to the business of the Company;

(xi) all indentures, credit agreements, loan agreements, factoring agreements, security agreements, guarantees, notes, mortgages, letters of credit or reimbursement agreements related thereto or other evidence of Indebtedness by the Company or its Subsidiaries (including agreements related to interest rate or currency hedging or other swap or derivative activities) with any third party;

(xii) all outstanding loans or advances made by the Company to any director, officer, employee, stockholder or other Affiliate of the Company (other than (i) any intercompany indebtedness between the Company and its wholly-owned Subsidiaries and (ii) any business-related advances to employees made in the ordinary course of business, consistent with past practice and in an amount not in excess of $10,000 in aggregate);

(xiii) all contracts, commitments and other agreements, in each case material to the business of the Company or its Subsidiaries, that are terminable by the other party or parties thereto upon a change of control of the Company or any of its Subsidiaries;

(xiv) all contracts, commitments and other agreements for (1) the purchase by the Company or its Subsidiaries of assets, materials, supplies, goods, services, equipment or other personal property other than those that are for amounts not to exceed $5,000 annually or (2) any merger or business combination with respect to the Company or its Subsidiaries;

(xv) all settlement or conciliation agreements or similar agreements with any Governmental Entity or order or consent of a Governmental Entity to which the Company or its Subsidiaries is subject involving future performance by the Company or its Subsidiaries which is material to the Company; and

(xvi) all contracts, commitments and other agreements pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent obligations.

(b) The Company has made available to Parent copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding on the Company or one or more of its Subsidiaries, as applicable, in full force and effect, and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no default or breach by the Company or its Subsidiaries, nor any event with respect to the Company or its Subsidiaries that with notice or the passage of time or both would result in a default or breach, has occurred under any Company Material Contract and, to the Company’s knowledge, no default or breach, nor any event that with notice or the passage of time or both would result in a default or breach, by the other contracting parties has occurred thereunder. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or its Subsidiaries has received since January 1, 2010 written notice of any default or breach under any Company Material Contract and no such notice is currently outstanding, and (ii) none of the Company or its Subsidiaries has received written notice of the intention of any Person to terminate or reduce its obligations under, nor has there been any termination of or reduction of any Person’s obligations under, any Company Material Contract.

Section 3.8 Absence of Changes.

(a) Since December 31, 2011, there have not been any events, changes or developments which have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2011 and through the date of this Agreement, (i) the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and (ii) none of the Company or its Subsidiaries has taken any action that would be prohibited by Section 5.1 if it were taken after the date of this Agreement and prior to the Closing.

Section 3.9 Litigation. There is no judgment, suit, litigation, arbitration, claim, action, complaint, injunction, order, dispute, inquiry, arbitration or proceeding (each, an “Action”) pending or, to the Company’s knowledge, threatened or under investigation against the Company or its Subsidiaries, or as to which the Company or any of its Subsidiaries has received any written notice or assertion before any Governmental Entity, or for which the Company or any of its Subsidiaries is obligated to indemnify a third party, which, individually or in the aggregate, would reasonably be expected to (a) result in a material liability to the Company or a material prohibition on the Company’s conduct of its business as presently conducted or (b) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement. None of the Company or its Subsidiaries is subject to any outstanding and unsatisfied material order, writ, judgment, injunction, settlement or decree.

Section 3.10 Compliance with Applicable Law; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries hold all permits, licenses, approvals, certificates and other authorizations of and from, and have made all notifications, registrations, certifications, declarations and filings with, all Governmental Entities necessary or advisable for the lawful conduct of their respective businesses as presently conducted, and the ownership or lease of their properties and assets, including without limitation all Laws enforced by the FDA, (b) all such permits, licenses, approvals, certificates and other authorizations are in full force and effect, (c) the businesses of the Company and its Subsidiaries have been and are now being operated in compliance with all applicable Laws of all Governmental Entities and (d) there is no action, suit or proceeding pending or, to the Company’s knowledge, threatened in writing by any Governmental Entity that claims any material violation by the Company or any of its Subsidiaries of applicable Law.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any comparable Governmental Entity, and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any comparable Governmental Entity. Each product candidate of the Company or any of its Subsidiaries in clinical trials as of the date hereof is and has been developed, tested, manufactured and stored by or on behalf of the Company or any of its Subsidiaries in compliance in all material respects with the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, and all applicable similar Laws, including those requirements relating to “good manufacturing practice,” “good laboratory practice” and “good clinical practice,” as defined by the FDA, and all applicable Law.

Section 3.11 Employee Plans.

(a) Section 3.11 of the Company Disclosure Schedules sets forth a complete list of each Company Benefit Plan, and identifies each Company Benefit Plan that is a PEO Benefit Plan. Each Company Benefit Plan that is not a PEO Benefit Plan is referred to as a “Sponsored Company Benefit Plan.” The Company has delivered or made available to Parent copies of (as applicable): (i) each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement, actuarial report, determination letter or opinion letter from the Internal Revenue Service and Form 5500 required to have been filed with the Internal Revenue Service; (iv) any related trust agreements, insurance contracts or other funding arrangements; and (v) any communications with the Internal Revenue Service, the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries taken substantial steps to make any such amendments or to adopt or approve any new Company Benefit Plan.

(b) Section 3.11 of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The only Qualified Plan sponsored by the Company is a PEO Benefit Plan. To the knowledge of the Company, the Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no events or circumstances that, to the knowledge of the Company, could adversely affect the qualified status of any Qualified Plan or the related trust.

(c) Each of the Sponsored Company Benefit Plans has been established, operated and administered in all material respects in compliance with applicable Laws. To the knowledge of the Company, each PEO Benefit Plan has been established, operated and administered in all material respects in compliance with applicable Laws. No Company Benefit Plan is, and no employee benefit plan maintained by the Company or any of its Subsidiaries during the six-year period ending on the date of this Agreement has been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No event has occurred and, to the knowledge of the Company, there currently exists no condition or circumstances that would subject the Company or any of its Subsidiaries to any (i) material liability with respect to any Company Benefit Plans, other than for the provision of benefits in accordance with the terms thereof, or (ii) material Controlled Group Liability with respect to any employee benefit plan which is not a Company Benefit Plan. All amounts payable by the Company or any of its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(d) No Company Benefit Plan (i) is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”), (ii) other than a PEO Benefit Plan is a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iii) provides welfare benefits to employees or directors of any of the Company or any of its Subsidiaries beyond their termination of service, except as required by applicable Law. Except for the PEO Benefit Plans, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There has been no communication by the Company or any of its Subsidiaries which could reasonably be interpreted to promise employees retiree welfare benefits.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(f) No person is eligible to receive from the Company or any of its Subsidiaries a gross-up, make whole or indemnification payment with respect to any taxes.

(g) Each Company Benefit that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2006, been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) January 1, 2006, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(h) All Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements in all material respects, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, in each case, except where the failure to do so would not result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 3.12 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws.

(b) The Company and its Subsidiaries hold and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(c) There are no Environmental Conditions present at, on, or under, any Facility, as a result of activities of the Company, its Subsidiaries or any of their employees or agents or, as a result of activities of any other Person, which might, under any Environmental Law or agreement with any Person (A) give rise to any liability or the imposition of a statutory Lien or (B) that would or may require any response or remedial or other action, including, without limitation, any investigation, reporting, monitoring or cleanup.

(d) None of the Company or any of its Subsidiaries has received in the past three years any currently unresolved written notice, report, order, citation, complaint, directive, or other information of any violation of, or liability under (including, without limitation, any investigatory, corrective or remedial obligation), any Environmental Laws, other than incidental or immaterial matters that have been addressed.

(e) None of the Company or any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in violation of any Environmental Laws.

Section 3.13 Intellectual Property.

(a) Except as set forth on Section 3.13 of the Company Disclosure Schedules, the Company or one of its Subsidiaries exclusively owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and after the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will have substantially the same rights.

(b) Except as set forth on Section 3.13 of the Company Disclosure Schedules or as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each item of Company Registered Intellectual Property is valid, issued, subsisting and enforceable. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice or claim, and no such claim has been threatened, challenging the Company’s or any of its Subsidiaries’ complete and exclusive ownership of any Owned Intellectual Property, or the Company’s or any of its Subsidiaries’ entitlement to use the Licensed-In Intellectual Property and, to the knowledge of the Company, there is no valid basis for the claim. As of the date hereof, (i) no third party is infringing, violating or misappropriating any of the Owned Intellectual Property or claiming or alleging that any such Intellectual Property right is invalid or unenforceable and (ii) there is no claim asserted, threatened or planned to be asserted by the Company or any of its Subsidiaries that any third party is infringing, misappropriating or otherwise violating any Intellectual Property Rights of the Company or any of its Subsidiaries, in either case except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Section 3.13(b), “Company Registered Intellectual Property” shall mean: (i) all U.S. and foreign Patents owned by the Company or any of its Subsidiaries; (ii) all U.S. and foreign registered and material unregistered Trademarks (other than Internet domain names) owned by the Company or any of its Subsidiaries; (iii) all Internet domain names owned by the Company or any of its Subsidiaries; (iv) all registered Copyrights and material software owned by the Company or any of its Subsidiaries; and (v) any other material Intellectual Property Right that is Owned Intellectual Property.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights and Trade Secrets owned by a third party and licensed to the Company or its Subsidiaries. Without limiting the generality of the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each director, officer, employee, consultant and independent contractor who is involved in the creation or development of Intellectual Property Rights (or otherwise has access to Trade Secrets) to execute proprietary information, confidentiality and assignment agreements that assign to the Company all Intellectual Property Rights relating to the Company’s or its Subsidiaries’ business that is developed by the employees, consultants or contractors, as applicable, and to maintain in confidence and use Trade Secrets only for the benefit of the Company. To the knowledge of the Company, other than in the ordinary course of business, no material Trade Secret of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to the Company or any of its Subsidiaries and no party to a nondisclosure agreement with the Company or any of its Subsidiaries is in material breach or default thereof, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries, nor any of their respective products, product candidates or conduct of their businesses, infringes, dilutes, or misappropriates any Intellectual Property Right of any third party except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim or notice, and no claim has been threatened, in either case that remains unresolved, alleging any such infringement, violation, dilution, use or misappropriation except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No material Owned Intellectual Property used in the business of the Company was developed using any facilities or resources of institutes of higher learning or under any agreements with any Governmental Entity. To the knowledge of the Company, none of the activities of the employees of the Company or any of its Subsidiaries violates any contract, arrangement or fiduciary duty which any such employee has with a former employer, and no such former employer has asserted in writing to the Company or any of its Subsidiaries any such violation.

(f) Neither this Agreement nor the transactions contemplated hereunder will result in: (i) the Company, any of its Subsidiaries or Parent granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to the Company, any of its Subsidiaries or Parent, (ii) the Company, any of its Subsidiaries or Parent being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) the release or disclosure of any source code or Trade Secrets included in the Owned Intellectual Property other than pursuant to this Agreement.

(g) The Company and its Subsidiaries are in compliance in all material respects with the terms of all Intellectual Property Contracts. To the Company’s knowledge, each third party that is a party to an Intellectual Property Contract with the Company or its Subsidiaries is in compliance in all material respects with the terms of such license agreement. Except as set forth on Section 3.13 of the Company Disclosure Schedules, no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Company, its Subsidiaries, or, to the knowledge of the Company, by any other party to any material Intellectual Property Contract. The Company and its Subsidiaries have properly and fully recorded all Intellectual Property Contracts which are required to be recorded or registered with any governmental authority anywhere in the world. The Company and its Subsidiaries have not affirmatively waived, or do not have actual knowledge of any other waiver of, any of their rights, claims, or remedies arising under, or pursuant to, any Intellectual Property Contract, including such rights, claims or remedies resulting from a breach or other violation of such Intellectual Property Contract. To the knowledge of the Company All Intellectual Property Contracts are free and clear of all Liens (except Permitted Liens).

Section 3.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or contract or other contract with any labor organization or other representatives of employees of the Company or any of its Subsidiaries. No labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority and there are no organizational efforts, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving employees of the Company or its Subsidiaries, except for those, in each case that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices or similar prohibited practices. There are no material Actions of any nature pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Company, each of its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local or foreign laws.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules contains a list (together with their respective termination dates) of all material insurance policies owned by the Company. All such insurance policies are in full force and effect, all premiums thereon have been timely paid and no notice of cancellation, termination or non-renewal has been received by the Company with respect to any such insurance policy. Since January 1, 2010, there has been no material claim by the Company pending under any such insurance policies as to which coverage has been denied.

Section 3.16 Tax Matters.

(a) The Company and each of its Subsidiaries has prepared and duly and timely filed with the appropriate federal, state, local and foreign taxing authorities, or has had prepared and duly and timely filed on its behalf, all material Tax Returns, required to be filed with respect to it and has timely paid, or has had timely paid on its behalf, all material Taxes owed or payable by it, including, without limitation, Taxes which the Company or any of its Subsidiaries is obligated to withhold, including with respect to payments made or owing to employees, creditors, shareholders or other third parties.

(b) All Tax Returns filed by or with respect to the Company and each of its Subsidiaries are true, complete and correct in all material respects, and each of the Company and its Subsidiaries has maintained all material records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such Tax Returns were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Company should reasonably be aware, are not, reasonably likely to, reveal any transactions which may be the subject of any dispute with, or any inquiry raised by, any taxing authority.

(c) All material Taxes for all taxable periods ending on or before the date hereof have been timely paid, or adequate accruals therefore have been made for such Taxes on the Financial Statements in accordance with GAAP. All material Taxes for any period ending after the date of such Financial Statements and through the Closing Date have been or will be incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement and will not exceed the accruals that have been made for Taxes on the Financial Statements, adjusted to reflect the length of the relevant accrual period, other than any Taxes incurred in connection with the transactions contemplated by this Agreement, whether payable by Parent, the Surviving Corporation or the Company or resulting from any transaction occurring on the Closing Date but after the Closing which is outside the ordinary course of business of the Company.

(d) Neither the Company nor any of its Subsidiaries is currently the subject of a material Tax audit, examination or other administrative or judicial proceeding with respect to Taxes, and no such audit, examination or other proceeding has been threatened in writing.

(e) Neither the Company nor any of its Subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) has consented to extend or waive the time (which consent is still in effect), or is the beneficiary of any extension or waiver of time, in which any material Tax may be assessed or collected by any taxing authority, and no request for any such extension or waiver is currently pending.

(f) Neither the Company nor any of its Subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) has received from any taxing authority any written notice of proposed adjustment, deficiency, or underpayment of any material Taxes.

(g) Neither the Company nor any of its Subsidiaries has received any written claim from any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries (i) joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local or foreign Tax Return other than the income Tax Return for any such group of which the Company or any of its Subsidiaries is the common parent, or (ii) has any liability for the Taxes of any person, other than the Company or any of its Subsidiaries, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any (i) change in method of accounting under Section 481(c) of the

Code (or any similar provision of state, local or foreign Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries (i) has been within the past two (2) years a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code or (ii) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(k) There are no material Liens on any of the assets of any of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable.

(l) (A) No closing agreements, private letter rulings or similar agreements have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries and (B) the Company has made available to Parent complete and accurate copies of all U.S. federal income Tax Returns, and all other material Tax Returns, filed by or with respect to the Company and each of its Subsidiaries in the past three years.

(m) The Company has made available to Parent all Tax rulings issued by, and all material agreements entered into with, any taxing authority. With respect to all such Tax rulings and agreements, the Company or the relevant Company Subsidiary has supplied all information to the relevant taxing authority in connection with any such Tax ruling or agreement and fully and accurately disclosed to the relevant taxing authority all facts and circumstances with respect to the issuance of such Tax ruling or the entering into such agreement. No facts or circumstances have arisen since any such Tax ruling or agreement was entered into which would cause the Tax ruling or agreement to become invalid or ineffective.

(n) No interest deduction of the Company or any of its Subsidiaries is deferred, limited or disallowed as the result of the application of Section 163(j) of the Code (or any similar provision of state, local or foreign Law).

(o) The Company and each of its Subsidiaries is and at all times has been resident in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries has been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

(p) The Company and each of its Subsidiaries have taken all reasonable measures to comply with rules regarding transfer pricing and have made available to Parent true and complete copies of all transfer pricing studies or reports prepared with respect to it.

(q) Anything to the contrary in this Agreement notwithstanding, neither the Company nor any Subsidiary makes any representations as to the amounts of, or any limitations on the ability to use, any of their net operating losses, tax credits or other tax attributes.

Section 3.17 Fees and Commissions.

(a) Except for BAML, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of the Company or any of its Affiliates, in each case, for which the Company or any of its Subsidiaries is liable.

(b) The Company will neither pay nor have incurred any Company Fees other than Company Fees paid or payable to BAML, KPMG or Cooley, which fees and expenses do not exceed the Target Company Fees in the aggregate.

Section 3.18 Real Property. Section 3.18 of the Company Disclosure Schedules sets forth (whether as lessee or lessor) a complete and accurate list of all leases, subleases, licenses or other agreements for the use or occupancy of real property, including all master or superior leases, including all amendments, supplements, modifications and extensions (such real property, the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound, in each case, as of the date of this Agreement (each a “Material Lease” and collectively the “Material Leases”), regardless of whether the terms thereof have commenced. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or a Subsidiary of the Company has a valid leasehold interest in each Material Lease, subject only to Permitted Liens, (b) each Material Lease is valid and binding on the Company party thereto (and to the Company’s knowledge, on the other parties thereto), and is in full force and effect and enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (c) no Person other than the Company and its Subsidiaries leases, subleases or licenses or otherwise occupies the Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries, and, to the Company’s knowledge, each of the other parties thereto, has performed in all respects all obligations required to be performed by it under each Material Lease and (ii) none of the Company or any of its Subsidiaries (nor, to the Company’s knowledge, any of the other parties thereto) is in breach or default (nor has any event occurred which, with the giving of notice or lapse of time, or both, would constitute such breach or default) under any of the Material Leases to which each such entity is a party. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor to the Company’s knowledge, is any such proceeding, action or agreement pending or threatened in writing, with respect to any portion of any Leased Real Property. The Company has made available to Parent copies of all Material Leases in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all arrangements (other than ordinary course employment and benefit arrangements) between the Company or any of its Subsidiaries, on the one hand, and any director, officer, stockholder or Affiliate of the Company or any other Person in which any director, officer, stockholder or Affiliate of the Company has a financial interest, on the other hand (each an “Affiliate Transaction”). All Affiliate Transactions are terminable by the Company or its Subsidiary, as applicable, on notice of 30 days or less with no financial penalty or fee. As of the Closing Date, none of the Company or its Subsidiaries will have any liabilities (contingent or otherwise) for any terminated Affiliate Transactions. To the Company’s knowledge, none of the Company, its Subsidiaries or their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person (other than the Company or one of its Subsidiaries) which is a material client, supplier, customer, lessor, lessee or competitor of the Company or any of its Subsidiaries.

Section 3.20 Indebtedness. Except as set forth on Section 3.20 of the Company Disclosure Schedules, the Company has no Indebtedness. Following the consummation of the transactions contemplated by this Agreement, the Company will not have any Indebtedness under the Bridge Loan or any obligation, commitment or requirement to issue securities of the Company in lieu of repaying Indebtedness pursuant to the Bridge Loan.

Section 3.21 State Takeover Laws. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law under any foreign, state or local law.

Section 3.22 Allocation of Merger Consideration. The allocation of the Merger Consideration among the holders of Company Common Stock and the various series of Company Preferred Stock provided for in Article 2 of this Agreement is in accordance with and complies with the terms of, and does not conflict with or result in any violation of or default under the Company’s Governing Documents, the Bridge Loan or any other agreements or instruments pursuant to which equity securities or securities in the Company (including the Bridge Loan Notes) have been issued. The allocation reflected in the Allocation Certificate, when provided pursuant to Section 6.18, will be in accordance with and comply with the terms of, and not conflict with or result in any violation of or default under the Company’s Governing Documents, the Bridge Loan or any other agreements or instruments pursuant to which equity securities or securities in the Company (including the Bridge Loan Notes) have been issued. For purposes of the Allocation Certificate and this Section 3.22, the Company shall be permitted to rely on, and to assume the accuracy of, the Parent Equity Offering Sale Price communicated by Parent to the Company.

Section 3.23 Company Information. The information relating to the Company and its Subsidiaries that is provided by the

Company or its representatives for inclusion in the Proxy Statement/Prospectus or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company will comply with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent SEC Documents (excluding any disclosures set forth in any risk factor section thereof or in any section relating to forward-looking statements) and in the disclosure schedules delivered to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Schedules”), Parent represents and warrants to the Company as follows in this Article 4. The Parent Disclosure Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4, and the disclosure in any paragraph of the Company Disclosure Schedules shall qualify the corresponding paragraph in this Article 4 and such other paragraphs if it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other paragraphs.

Section 4.1 Organization and Qualification.

(a) Parent is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware. Parent has the requisite corporate power and authority and all licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its businesses as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the assets or property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available to the Company an accurate and complete copy of its Governing Documents as in full force and effect as of the date of this Agreement. Parent is not in violation of the provisions of its Governing Documents, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Capitalization of Parent.

(a) As of October 17, 2012, the authorized capital stock of Parent consists of 95,000,000 shares of Parent Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock,” and, together with Parent Common Stock, “Parent Shares”). As of October 17, 2012, there were (i) 50,879,808 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding; (ii) 8,764,645 options to purchase Parent Common Stock issued and outstanding; (iii) unvested restricted unit awards in respect of 335,142 shares of Parent Common Stock; and (iv) 2,353,769 shares of Parent Common Stock reserved for issuance under Parent’s Stock Incentive Plan and Employee Stock Purchase Plan. All outstanding Parent Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not and will not be issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. The Parent Common Stock to be issued pursuant to this Agreement shall be, when issued on the Closing Date, duly authorized, validly issued, fully paid and non-assessable, and not subject to or issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above, as of October 17, 2012, there are (i) no other shares of capital stock or other equity securities of Parent authorized, issued, reserved for issuance or outstanding, (ii) no other authorized or issued and outstanding securities of Parent convertible into or exchangeable for, at any time, equity securities of Parent, (iii) no contracts, options, warrants, call rights, puts, convertible securities, exchangeable securities, understandings or arrangements, or outstanding obligations, whether written or oral, of Parent to issue, repurchase, redeem, sell, deliver or otherwise acquire or cause to be issued, repurchased, redeemed, sold, delivered or acquired, any capital stock of Parent or securities convertible into or exchangeable for any equity securities of or similar interest in Parent or (iv) no voting trusts, proxies or other arrangements among Parent’s stockholders with respect to the voting or transfers of Parent Shares. There are no dividends or other distributions with respect to Parent Shares that have been declared but remain unpaid.

(c) Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in any corporation, partnership, limited liability company, joint venture or other business association or entity other than a Subsidiary of Parent. All outstanding equity securities of each Subsidiary of Parent have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by Parent or any of its Subsidiaries), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are 100% owned, beneficially and of record, by Parent or one of its Subsidiaries.

Section 4.3 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby, all of which have been duly authorized by all necessary action on the part of Parent. The Board of Directors of each of Parent and Merger Sub has determined unanimously (other than one director who was recused, in the case of Parent) that the Merger is advisable and in the best interests of Parent and its stockholders and has directed that the proposal to approve the issuance of Parent Common Stock in the Merger be submitted to Parent’s stockholders to obtain the Parent Stockholder Approval and adopted a resolution to the foregoing effect. Except for the Parent Stockholder Approval, no other proceeding on the part of Parent is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. Parent has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered the Ancillary Agreements. This Agreement constitutes, and, upon due execution and delivery, each of the Ancillary Agreements will constitute a valid, legal and binding agreement of Parent (assuming that this Agreement and the Ancillary Agreements have each been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

Section 4.4 Reports; Financial Statements; Liabilities.

(a) Parent has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), since January 1, 2010 (the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents.

(b) The consolidated financial statements of Parent and related notes included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior the date of this Agreement) (i) have been prepared from and are in accordance with the books and records of Parent, (ii) have been prepared in accordance with GAAP (or with respect to unaudited interim financial statements, follow GAAP principles and have been prepared by management in a manner consistent with prior interim principles), the published rules and regulations of the SEC with respect thereto and other legal and accounting requirements applicable to Parent, except as may be indicated in the notes thereto and except, in the case of unaudited interim financial statements, for the absence of footnotes and subject to normal year-end adjustments not expected to be material in amount and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments not expected to be material in amount and to any other adjustments described therein, including in the notes thereto) in conformity with GAAP (except in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except as set forth on Section 4.4(b) of the Parent Disclosure Schedules, as of the date of this Agreement, there are no material liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether or not accrued, contingent or otherwise, other than those that (i) are reflected or reserved against on the Parent consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents; (ii) have been incurred in the ordinary course of business of Parent and its Subsidiaries consistent with past practice since June 30, 2012 and not material to the Parent and its Subsidiaries; (iii) are contemplated by this Agreement or incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; or (iv) liabilities which are not, individually or in the aggregate, material to Parent and its Subsidiaries, as a whole.

(c) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.5 Consents and Approvals; No Violations. No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Agreements by Parent or the consummation by Parent of the transactions contemplated hereby and thereby, except for (a) the filing with the SEC of the Registration Statement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the NASDAQ and (d) approval of listing of such Parent Common Stock on the NASDAQ, (e) those set forth on Section 4.5 of the Parent Disclosure Schedules and (f) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of Parent’s Governing Documents, (ii) result in a violation or breach of, cause acceleration, allow a party to modify or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification, or right of first refusal, right of first offer or similar right) or any increased cost or loss of benefit to Parent or increased benefit to another party thereto under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which any of its properties or assets may be bound, (iii) violate any Law of any Governmental Entity applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets or (iv) result in the creation of any Lien upon any of the assets of Parent which in the case of any of clauses (ii) through (iv) above, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement.

Section 4.6 Certain Contracts.

(a) Neither Parent nor any of its Subsidiaries is a party to and none of their respective properties or assets are bound by any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Reports filed prior to the date hereof (each of such contracts (whether or not filed or set forth on the Parent Disclosure Schedules), a “Parent Contract”).

(b) Each Parent Contract is a valid and binding obligation of Parent or the Subsidiary that is party thereto and, to the best of Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the best of Parent’s knowledge, the other parties thereto in accordance with its terms. Neither Parent nor any of its Subsidiaries is, nor, to the best of Parent’s knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to the best of Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no disputes pending or, to the best of Parent’s knowledge, threatened with respect to any Parent Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Absence of Changes.

(a) Since December 31, 2011, there have not been any events, changes or developments which have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2011 through the date hereof, Parent has conducted its business in the ordinary course consistent with past practice.

Section 4.8 Litigation. There is no Action pending or, to Parent’s knowledge, threatened or under investigation against Parent or any of its Subsidiaries, or as to which Parent or any of its Subsidiaries has received any written notice or assertion before any Governmental Entity, or for which Parent or any of its Subsidiaries is obligated to indemnify a third party, except those which, individually or in the aggregate, would not reasonably be expected to (a) result in a liability that would be material to the Parent or any of its Subsidiaries or a material prohibition on the Parent’s conduct of its business as presently conducted or (b) prevent or materially delay the Parent from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement. Parent is not subject to any outstanding and unsatisfied material order, writ, judgment, injunction, settlement or decree.

Section 4.9 Compliance with Applicable Law; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and its Subsidiaries hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all notifications, registrations, certifications, declarations and filings with, Governmental Entities necessary or advisable for the lawful conduct of their respective businesses as presently conducted, and the ownership or lease of their properties and assets, including without limitation all Laws enforced by the FDA, (b) all such permits, licenses, approvals, certificates and other authorizations are in full force and effect, (c) the businesses of Parent and its Subsidiaries have been and are now being operated in compliance with all applicable Laws of all Governmental Entities and (d) there is no action, suit or proceeding pending or, to Parent’s knowledge, threatened in writing by any Governmental Entity that claims any material violation by Parent or any of its Subsidiaries of applicable Law.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors, employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any comparable Governmental Entity, and there are no proceedings pending or, to the knowledge of Parent, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any comparable Governmental Entity. Each product candidate of Parent or any of its Subsidiaries in clinical trials as of the date hereof is and has been developed, tested, manufactured and stored by or on behalf of Parent or any of its Subsidiaries in compliance in all material respects with the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder, and all applicable similar Laws, including those requirements relating to “good manufacturing practice,” “good laboratory practice” and “good clinical practice,” as defined by the FDA, and all applicable Law.

Section 4.10 Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of organization, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.11 Intellectual Property.

(a) Except as set forth on Section 4.11 of the Parent Disclosure Schedules, Parent or one of its Subsidiaries exclusively owns or possesses legally enforceable rights to use, in each case free and clear of any and all Liens, covenants and restrictions (except, in the case of licenses, the interests of the licensing party and the terms and conditions of such licenses), all Intellectual Property Rights necessary to conduct the business of Parent and its Subsidiaries as currently conducted, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and after the consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries will have substantially the same rights.

(b) Except as set forth on Section 4.11 of the Parent Disclosure Schedules or as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each item of Parent Registered Intellectual Property is valid, issued, subsisting and enforceable. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any written notice or claim, and no such claim has been threatened, challenging Parent’s or any of its Subsidiaries’ complete and exclusive ownership of any Intellectual Property Rights owned by Parent or its Subsidiaries, or Parent’s or any of its Subsidiaries’ entitlement to use licensed Intellectual Property, and, to the knowledge of Parent, there is no valid basis for any such claim. As of the date hereof, (i) no third party is infringing, violating or misappropriating any of the Intellectual Property Rights owned by Parent or its Subsidiaries or claiming or alleging that any such Intellectual Property Right is invalid or unenforceable, and (ii) there is no claim asserted, threatened or planned to be asserted by Parent or any of its Subsidiaries that any third party is infringing, misappropriating or otherwise violating any Intellectual Property Rights of Parent or any of its Subsidiaries, in either case except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Section 4.11(b), “Parent Registered Intellectual Property” shall mean: (i) all U.S. and foreign Patents owned by Parent or any of its Subsidiaries; (ii) all U.S. and foreign registered and material unregistered Trademarks (other than Internet domain names) owned by Parent or any of its Subsidiaries; (iii) all Internet domain names owned by Parent or any of its Subsidiaries; (iv) all registered Copyrights and material software owned by Parent or any of its Subsidiaries; and (v) any other material Intellectual Property Right that is owned by Parent or its Subsidiaries.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent has taken reasonable measures to protect the proprietary nature of the Intellectual Property Rights and Trade Secrets owned by a third party and licensed to Parent or its Subsidiaries. Without limiting the generality of the foregoing, Parent and its Subsidiaries have enforced a policy of requiring each director, officer, employee, consultant and independent contractor who is involved in the creation or development of Intellectual Property Rights (or otherwise has access to Trade Secrets) to execute proprietary information, confidentiality and assignment agreements that assign to Parent all Intellectual Property Rights relating to Parent’s or its Subsidiaries’ business that is developed by the employees, consultants or contractors, as applicable, and to maintain in confidence and use Trade Secrets only for the benefit of the Parent. To the knowledge of Parent, other than in the ordinary course of business, no material Trade Secret of Parent or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to Parent or any of its Subsidiaries and no party to a nondisclosure agreement with Parent or any of its Subsidiaries is in material breach or default thereof, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Neither Parent nor any of its Subsidiaries, nor any of their respective products, product candidates or conduct of their businesses, infringes, dilutes, or misappropriates any Intellectual Property Right of any third party except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any claim or notice, and no claim has been threatened, in either case that remains unresolved, alleging any such infringement, violation, dilution, use or misappropriation except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) No material Intellectual Property Rights owned by Parent or any of its Subsidiaries and used in the business of Parent was developed using any facilities or resources of institutes of higher learning or under any agreements with any Governmental Entity. To the knowledge of Parent, none of the activities of the employees of Parent or any of its Subsidiaries violates any contract, arrangement or fiduciary duty which any such employee has with a former employer, and no such former employer has asserted in writing to Parent or any of its Subsidiaries any such violation.

(f) Neither this Agreement nor the transactions contemplated hereunder will result in: (i) Parent granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed to, Parent or any of its Subsidiaries, (ii) Parent or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) the release or disclosure of any source code or Trade Secrets included in the Intellectual Property owned by Parent or its Subsidiaries other than pursuant to this Agreement.

Section 4.12 Brokers. Except for JP Morgan Securities, Inc., no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and/or on behalf of Parent or any of its Affiliates.

Section 4.13 Transactions with Affiliates. Section 4.13 of the Parent Disclosure Schedules sets forth all arrangements (other than ordinary course employment and benefit arrangements) between Parent or any of its Subsidiaries, on the one hand, and any director, officer, stockholder or Affiliate of Parent or any other Person in which any director, officer, stockholder or Affiliate of Parent has a financial interest, on the other hand.

Section 4.14 Indebtedness. Except as set forth in the Parent SEC Documents and on Section 4.14 of the Parent Disclosure Schedules, Parent has no Indebtedness.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), (a) conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization and preserve its present commercial relationships with customers, suppliers, research partners and other third parties and (ii) retain the services of the Company’s and its Subsidiaries’ key employees. If the Closing occurs after January 31, 2013, from and after January 31, 2013, the Company shall conduct its business in conformity with the 3-Month Budget so that expenditures in any particular month do not exceed the applicable monthly amount set forth in the 3-Month Budget. Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date and the End Date, except as otherwise required by this Agreement (including, for the avoidance of doubt, any action set forth in Section 5.1 of the Company Disclosure Schedules), the Company shall not and shall cause each of its Subsidiaries not to do any of the following:

(a) amend or otherwise change the Governing Documents of the Company or any of its Subsidiaries, except as set forth in Section 5.1(a) of the Company Disclosure Schedules;

(b) issue, sell or pledge, dispose of, encumber, deliver or authorize or propose the issuance, sale or pledge, disposition, encumbrance or delivery of (i) any shares of capital stock (except shares issued upon exercise of outstanding promissory notes or notes issued pursuant to the Bridge Loan, options and warrants or in connection with in-licensing transactions contemplated by Section 5.1(f) below) or voting securities of any class of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any of its Subsidiaries or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company or any of its Subsidiaries outstanding on the date hereof;

(c) (i) make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company, or (ii) adjust, recapitalize, split, combine, subdivide, redeem, purchase, reclassify or otherwise acquire any shares of the capital stock of the Company or any its Subsidiaries or other voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any material business, assets or securities (other than in connection with in-licensing transactions contemplated by Section 5.1(f) below), (ii) sell, lease, license, transfer or otherwise dispose of (by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division or any of its material business, assets or securities, except pursuant to existing contracts or commitments for the sale or purchase of goods in the ordinary course of business consistent with past practice, or (iii) create any Lien (other than a Permitted Lien) on any material business, assets or securities;

(e) make, grant, offer or agree to any license or sublicense of Owned Intellectual Property or any Intellectual Property derived from or related to Owned Intellectual Property, in each case except to a Subsidiary of the Company;

(f) enter into any in-licensing transactions; provided, however, the Company may enter into in-licensing transactions within the parameters set forth in Annex B so long as the Company informs Parent of the terms of such transactions prior to entering into such transaction and provides Parent with a copy of the executed agreements describing such transactions;

(g) incur any Indebtedness (other than (i) borrowings under the Company’s existing credit facilities, (ii) additional Indebtedness under the Bridge Loan, and (iii) other performance bonds or letters of credit, in each case entered into in the ordinary course of business consistent with past practice);

(h) (i) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company or any of its Subsidiaries, (ii) become a party to, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, program, policy, agreement or arrangement for the benefit of any director, officer, consultant or employee of the Company or any of its Subsidiaries (or newly hired directors, officers, consultants or employees), (iii) except as set forth in the Company Disclosure Schedules, accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (iv) grant or pay any cash or equity-based bonus or incentive awards, whether under any performance or other compensation plan or arrangement or Company Benefit Plan or otherwise, (v) hire any officers, consultants or employees, other than employees in the ordinary course of business consistent with past practice and only to the extent such hires are reasonably necessary to replace employees no longer employed after the date hereof; provided, however, that the Company may hire up to three (3) employees to replace employees (other than the individuals listed as “Excluded Employees” on Section 5.1(h) of the Company Disclosure Schedules) no longer employed after the date hereof at a salary equal to no more than such employee’s salary plus 15%, (vi) terminate the employment of any officer, employee or key consultant, which key consultants shall be listed as “Key Consultants” on Section 5.1(h) of the Company Disclosure Schedules or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(i) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practice or in connection with in-licensing transactions contemplated by Section 5.1(f) above;

(j) directly or indirectly engage in any Affiliate Transaction (other than (i) among the Company and its Subsidiaries or (ii) with respect to employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business);

(k) adopt a plan to merge or consolidate with or into any other Person, dissolve or liquidate or acquire any business or assets, in a single transaction or a series of related transactions;

(l) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(m) make any change in any method of accounting other than those required by changes in Accounting Principles or by a Governmental Entity;

(n) materially amend, waive, fail to enforce, assign or terminate any Company Material Contract or enter into a written contract that would be a Company Material Contract if entered into prior to the date hereof (except as contemplated under Section 5.1(f) above);

(o) authorize or make any capital expenditures in excess of $50,000;

(p) enter into any new line of business outside of its existing business segment;

(q) enter into any settlement or release with respect to any material claim relating to the business of the Company;

(r) (i) except in the ordinary course of business consistent with past practice (A) make, change or revoke any income Tax election, or (B) extend or waive the period of limitations for the payment or assessment of any material Tax of the Company or any of its Subsidiaries, (ii) settle or compromise any income Tax claim, audit or dispute or any other material Tax claim, audit or dispute, (iii) file any amended income Tax Return, (iv) obtain any ruling with respect to Taxes or enter into any agreement with any taxing authority, (v) make or surrender any claim for a refund of Taxes or (vi) change any method of reporting income or deductions for Tax purposes;

(s) take any action that would reasonably be expected to impair or materially delay the Company’s performance of its obligations under this Agreement; or

(t) authorize any, or commit or agree to take any, of the foregoing actions.

Section 5.2 Conduct of Business of Parent. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall, and shall cause its Subsidiaries to, except as consented to in writing by the Company, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization and preserve its present commercial relationships with customers, suppliers, research partners and other third parties and (B) retain the services of its key employees and (iii) maintain in effect all material permits necessary for the lawful conduct of their respective businesses. Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date and the End Date, except as otherwise required by this Agreement (including any action set forth in Section 5.2 of the Parent Disclosure Schedules) or as required by applicable Law, Parent shall not, and shall cause each of its Subsidiaries not to do any of the following:

(a) amend or otherwise change the Governing Documents of Parent or any of its Subsidiaries; provided, however, that Parent may make any such amendment or change for the purpose of consummating any of the transactions contemplated by this Agreement, including transactions in connection with the Parent Equity Offering, as required by Section 6.8;

(b) (i) declare, set aside or pay any extraordinary dividend or distribution in respect of the Parent Common Stock split, (ii) combine or reclassify the Parent Common Stock or (iii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of Parent unless, in each case, Parent shall also equitably adjust the Merger Consideration to provide holders of Company Preferred Stock and Company Common Stock with the same economic effect as though the Merger Consideration had been issued to such holders on the date immediately preceding such action;

(c) except as set forth on Section 5.2(c) of the Parent Disclosure Schedules, issue any additional shares of capital stock, except (i) pursuant to the exercise of stock options outstanding as of the date hereof or issued by Parent pursuant to Parent’s equity compensation plans in the ordinary course of business and the establishment of 2012 and 2013 target equity awards in the ordinary course of business, (ii) in connection with in-licensing transactions contemplated by Section 5.2(f) below or (iii) for the purpose of consummating the transactions contemplated by this Agreement, including transactions in connection with the Parent Equity Offering, as required by Section 6.8;

(d) except as set forth on Section 5.2(d) of the Parent Disclosure Schedules, sell or offer to sell shares of Parent Common Stock pursuant to Parent’s currently effective shelf registration statement on Form S-3 (a “Shelf Registration Statement”) or file a new Shelf Registration Statement with the SEC; provided, however, that Parent may offer and sell Parent Common Stock on one or more Shelf Registration Statements that Parent prepares and files or has prepared and filed, with the SEC, in each case for the purpose of consummating the transactions contemplated by this Agreement, including transactions in connection with the Parent Equity Offering, as required by Section 6.8;

(e) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any material business or securities conveying control of a material business (other than in connection with in-licensing transactions contemplated by Section 5.2(f) below), or (ii) sell, lease, license, transfer or otherwise dispose of (by merger, consolidation or sale of stock or assets or otherwise) any material business or securities conveying control of a material business, except pursuant to existing contracts or commitments for the sale or purchase of goods in the ordinary course of business consistent with past practice;

(f) make, grant, offer or agree to any license or sublicense of Owned Intellectual Property or any Intellectual Property derived from or related to Owned Intellectual Property, in each case except to a Subsidiary of Parent;

(g) enter into any in-licensing transactions; provided, however, that Parent may enter into in-licensing transactions within the parameters set forth in Annex B so long as Parent informs the Company of the terms of such transactions prior to entering into such transaction and provides the Company with a copy of the executed agreements describing such transactions;

(h) incur any Indebtedness (other than (i) borrowings under the Company’s existing credit facilities, (ii) borrowings in connection with a licensing transaction described in the Parent Disclosure Schedules, and (iii) other performance bonds or letters of credit, in each case entered into in the ordinary course of business consistent with past practice);

(i) make any change in any method of accounting other than those required by changes in Accounting Principles or by a Governmental Entity;

(j) except in the ordinary course of business with respect to Parent’s existing relationships with third parties, including Parent’s relationships with its partners, customers and suppliers, materially amend, waive, fail to enforce, assign or terminate any Parent Material Contract or enter into a written contract that would be a Parent Material Contract if entered into prior to the date hereof (except as contemplated under Section 5.2(f) above);

(k) authorize or make any capital expenditures in excess of $1,000,000;

(l) enter into any new line of business outside of its existing business segment;

(m) enter into any settlement or release with respect to any material claim relating to the business of the Company;

(n) (i) except in the ordinary course of business consistent with past practice (A) make, change or revoke any income Tax election, or (B) extend or waive the period of limitations for the payment or assessment of any material Tax of the Company or any of its Subsidiaries, (ii) settle or compromise any income Tax claim, audit or dispute or any other material Tax claim, audit or dispute, (iii) file any amended income Tax Return, (iv) obtain any ruling with respect to Taxes or enter into any agreement with any taxing authority, (v) make or surrender any claim for a refund of Taxes or (vi) change any method of reporting income or deductions for Tax purposes;

(o) take any action that would reasonably be expected to impair or materially delay the Company’s performance of its obligations under this Agreement; or

(p) authorize any, or commit or agree to take any, of the foregoing actions.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to Parent’s officers, employees, accountants, counsel, advisors, agents and other representatives, during normal business hours, reasonable access to all employees, representatives and properties, and to all books, records, agreements, documents, information, data and files of the Company and its Subsidiaries and with such additional accounting, financing, operating and other data and information regarding the Company and its Subsidiaries as Parent may reasonably request (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make all filings required by the Securities Act and the Exchange Act and any other applicable federal or state securities Law (the “Securities Laws”). Each party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the Securities Laws.

(b) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, each of Parent and the Company shall not, and shall cause its Subsidiaries and Affiliates not to take or agree to take any action that would reasonably be expected to prevent the parties from obtaining any Governmental Approval in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(c) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article 7 and such written notice shall specify the condition which has failed or will fail to be satisfied, (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (iii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2(c) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

Section 6.3 Public Announcements. Parent, on the one hand, and the Company, on the other hand, shall consult with one another and obtain one another’s approval (such approval not to be unreasonably withheld or delayed) before issuing or permitting any agent or Affiliate to issue any press release, or otherwise making or permitting any agent or Affiliate to make any public statements, with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 6.4 No Solicitation.

(a) Subject to the provisions of this Section 6.4, each of Parent and the Company agree that neither Parent nor the Company, as applicable, nor any of its Subsidiaries (nor, any of its and their respective Representatives) shall, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or facilitate, any Takeover Proposal (or, in the case of Parent, any Acquisition Proposal) or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with or otherwise cooperate with, any Takeover Proposal (or, in the case of Parent, any Acquisition Proposal), (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person other than the Company or Parent, as applicable, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Governing Documents of the Parent or the Company, as applicable, restricting “business combinations” with “interested stockholders” that would otherwise apply, inapplicable to any transactions contemplated by a Takeover Proposal (and, to the extent permitted thereunder, Parent or the Company, as applicable, shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.4(a) by any Representative of Parent or the Company, as applicable, or any of its Subsidiaries shall be a breach of this Section 6.4(a) by Parent or the Company, as applicable. Parent or the Company, as applicable, and its Subsidiaries and its and their respective directors and officers (and other Representatives) shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. The foregoing notwithstanding, at any time prior to the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Parent or the Company, as applicable, determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 6.4(a), Parent or the Company, as applicable, may, subject to compliance with this Section 6.4(a), (x) furnish information with respect to Parent or the Company, as applicable, and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives); provided that all such information has previously been provided to the Company or Parent, as applicable, or is provided to the Company or Parent, as applicable, prior to or substantially concurrent with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), Parent or the Company, as applicable, has entered into a confidentiality agreement with such Person pursuant to a customary confidentiality agreement not less restrictive to such Person than the provisions of the Confidentiality Agreement (and a copy of such confidentiality agreement has been provided to the Company or Parent).

The term “Takeover Proposal” means any proposal or offer (or any communication or affirmation in support of any previously made proposal or offer) from any third party relating to, or that would be expected to lead to: (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of Parent or the Company, as applicable) or businesses that constitute 20% or more of the revenues, net income or assets of Parent or the Company, as applicable, and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of Parent or the Company, as applicable, or any Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Parent or the Company, as applicable, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Parent or the Company, as applicable, or any of its Subsidiaries.

The term “Acquisition Proposal” means any proposal or offer (or any communication or affirmation in support of any previously made proposal or offer) made by Parent to any third party relating to, or that would be expected to lead to: (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of such third party) or businesses that would constitute 20% or more of the revenues, net income or assets of Parent and its Subsidiaries, taken as a whole after giving effect to such acquisition, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the Parent Common Stock outstanding immediately prior to such offer or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving Parent.

The term “Superior Proposal” means any bona fide written offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, (i) in the case of Parent, more than 50% of the shares of Parent Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of Parent, in each case the consummation of which would require the termination of this Agreement, or (ii) in the case of the Company, all of the shares of Company Common Stock and Company Preferred Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, and in the case of each of Parent and the Company, which the Board of Directors of Parent or the Company, as applicable, reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal) to be (i) more favorable to the stockholders of Parent or the Company, as applicable, than the transactions contemplated by this Agreement (after giving effect to any changes to this Agreement proposed by the Company or Parent, as applicable, in response to such offer or otherwise) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b) Prior to the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval, the Board of Directors of Parent shall not make a Change in the Parent Recommendation, and neither the Board of Directors of Parent nor Company shall approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Parent or Company, as applicable, or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than a confidentiality agreement referred to in Section 6.4(a)) or any tender offer providing for, with respect to, or in connection with, any Takeover Proposal (and, in the case of Parent, any Acquisition Proposal). The foregoing notwithstanding, at any time prior to obtaining the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval and subject to compliance with Section 6.4 and Section 6.4(c), the Board of Directors of Parent may make a Change in the Parent Recommendation (and, in connection therewith in the case of a Superior Proposal, may take actions referred to in Section 6.4(a)(iv)) in response to a Superior Proposal if the Board of Directors of Parent concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The foregoing notwithstanding, at any time prior to the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval, the Company may in response to a Superior Proposal take actions referred to in Section 6.4(a)(iv) (subject to compliance with Section 6.4 and Section 6.4(c)), to the extent that the Board of Directors of Company determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement in response to a Superior Proposal, if the Board of Directors of the Company concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c) In addition to the obligations of Parent and the Company set forth in paragraphs (a), (b) and (c) of this Section 6.4, the Parent or the Company, as applicable, shall as promptly as practicable (and in any event within 48 hours after receipt) notify the Company or Parent, as applicable, orally and in writing of any Takeover Proposal and any material subsequent modifications thereto, such notice to include the identity of the Person making such Takeover Proposal and a copy of such Takeover Proposal, including draft agreements or term sheets submitted to the Parent or the Company, as applicable, in connection therewith at the time such Takeover Proposal is first made or submitted thereafter reflecting material changes to the terms and conditions (or, where no such copy is available, a reasonably detailed description of the material terms and conditions of such Takeover Proposal). Parent or the Company, as applicable, shall provide to Parent on a reasonably prompt basis (and in any event within 48 hours) of any material modifications to the terms of any such Takeover Proposal. Parent or the Company, as applicable, shall not, and shall cause its Subsidiaries not to, enter into any contract with any Person subsequent to the date of this Agreement, and neither Parent or the Company, as applicable, nor any of its Subsidiaries is party to any contract, in each case, that prohibits Parent or the Company, as applicable from providing such information to the Company or Parent, as applicable.

(d) Nothing contained in this Section 6.4 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or issuing a “stop, look and listen” statement; provided, however, in no event shall this Section 6.4(d) affect the obligations of Parent specified in Section 6.4(b) and Section 6.4(c).

Section 6.5 Preparation of Proxy Statement/Prospectus; Information Supplied.

(a) As promptly as reasonably practicable following the date hereof, Parent shall prepare and cause to be filed with the SEC, a Registration Statement on Form S-4 in connection with the issuance of the Parent Common Stock to be issued in the Merger (including the Proxy Statement/Prospectus, and as it or the Proxy Statement/Prospectus may be amended or supplemented from time to time, the “Registration Statement”). Parent shall provide the Company with a reasonable opportunity to review and comment thereon. The Registration Statement shall include (i) a prospectus for the issuance of the Parent Common Stock to be issued in the Merger, and (ii) a proxy statement of Parent for use in connection with the solicitation of proxies relating to the matters to be submitted to Parent stockholders at the Parent Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”).

(b) Parent shall use reasonable best efforts to have the Proxy Statement/Prospectus declared effective by the SEC as promptly as practicable after such filing with the SEC. The Company shall cooperate with Parent in connection with the preparation and filing of the Proxy Statement/Prospectus, including preparing all pro forma financial statements required to be included in the Proxy Statement/Prospectus under the Exchange Act or the rules and regulations promulgated thereunder as promptly as commercially reasonably possible and in no event later than 10 Business Days after the date hereof and using its reasonable best efforts to furnish Parent, promptly following Parent’s reasonable request, with any and all other information regarding the Company or its affiliates as may be required to be set forth in the Proxy Statement/Prospectus. Parent shall notify the Company as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement or the Proxy Statement/Prospectus/Information Statement, and shall promptly supply the Company with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Parent will provide the Company a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus, or any amendments or supplements thereto, or any SEC comments received with respect thereto and Parent’s response thereto, prior to filing the same with the SEC and will include in the Proxy Statement/Prospectus, or any amendments or supplements thereto and any response by Parent to any comments of the SEC thereto, such reasonable comments thereon as are proposed by the Company.

(c) As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the Merger, and each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(d) Parent will advise Company, promptly after it receives notice thereof, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus.

Section 6.6 Stockholder Approvals.

(a) Parent will take, in accordance with applicable Law and its certificate of incorporation, bylaws and other governing documents, all action necessary to convene a meeting of its stockholders (the “Parent Meeting”) as promptly as practicable for the purpose of obtaining the approval, pursuant to NASDAQ Listing Rule 5635(e)(4), of a majority of votes cast by the holders of Parent Common Stock present in person or represented by proxy at the Parent Meeting for the issuance of Parent Common Stock in the Merger, the Parent Equity Offering and the Investor Financing (the “Parent Stockholder Approval”). Subject to fiduciary obligations under applicable Law, the Board of Directors of Parent shall recommend approval of the issuance of shares of Parent Common Stock in connection with the Merger and shall take all lawful action to solicit such approval. In the event that subsequent to the date hereof, the Board of Directors of Parent determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement (a “Change in the Parent Recommendation”), Parent shall nevertheless submit this Agreement to its stockholders for adoption at the Parent Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Meeting.

(b) As promptly as practicable, the Company will take, in accordance with applicable Law and its certificate of incorporation, bylaws and other governing documents, all action necessary to either (i) convene a meeting of its stockholders (the “Company Meeting”) as promptly as practicable for the purpose of obtaining the Company Stockholder Approval, or (ii) obtain the Company Stockholder Approval by written stockholder consents (collectively, the “Company Written Consent”) pursuant to Section 228 of the DGCL. Subject to fiduciary obligations under applicable Law, the Board of Directors of the Company shall recommend approval of the Merger, and, unless prohibited by its fiduciary duties under applicable law, shall take all lawful action to solicit such approval. Pursuant to Section 146 of the DGCL, the Company shall submit the matters consituting the Company Stockholder Approval to a vote of the stockholders at the Company Meeting, or shall seek to obtain the Company Written Consent with respect thereto, whether or not the Board of Directors of the Company determines at any time subsequent to the date of this Agreement that this Agreement, the Merger, or any related matter is no longer advisable and recommends that the stockholders reject or vote against the matter unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholder Approval.

Section 6.7 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ or such other primary stock exchange on which the Parent Common Stock is then listed, subject to official notice of issuance, prior to the Effective Time.

Section 6.8 Equity Financing. Subject to the terms and conditions of this Agreement, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and to consummate an offering or series of offerings of Parent Common Stock, the aggregate proceeds of which shall equal at least $35,000,000 (the “Parent Equity Offering”), on commercially reasonable terms by the Drop Dead Date set forth in Section 8.2(b). Upon request of the Company, Parent shall keep the Company reasonably informed on a reasonably prompt basis of the status of its efforts to consummate the offering, or series of offerings, that shall constitute the Parent Equity Offering.

Section 6.9 Governance.

(a) Parent and the Board of Directors of Parent shall take all actions necessary so that, as of the Effective Time, the number of directors that will comprise the full Board of Directors of Parent (the “Newco Board”) shall be nine (9). The members of the Newco Board as of the Effective Time shall consist of (i) the current Chief Executive Officer of Parent, (ii) the current Chairman of the Board of the Company, (iii) the five individuals listed in Schedule 6.9(a) as “Parent Designees” and (iv) the two individuals listed in Schedule 6.9(a) as “Company Designees.” Any individual added to the Newco Board as of the Effective Time in connection with the two immediately preceding sentences shall be deemed to have joined the Newco Board as of immediately prior to the issuance of Parent Common Stock in the Merger or pursuant to the Investor Financing Agreement. In the event that, prior to the Closing, (A) any individual listed in Schedule 6.9(a) as a “Parent Designee” is unable to serve on the Newco Board, a replacement shall be designated by the independent members of the Board of Directors of Parent, following consultation with the Board of Directors of the Company, or (B) any individual listed in Schedule 6.9(a) as a “Company Designee” is unable to serve on the Newco Board, a replacement shall be designated by the independent members of the Board of Directors of the Company, following consultation with the Board of Directors of Parent.

(b) Parent and the Board of Directors of Parent shall take all actions necessary so that, as of the Effective Time, the number of directors of the Compensation Committee of Parent (the “Newco Compensation Committee”) shall be four (4). The members of the Newco Compensation Committee as of the Effective Time shall consist of the individuals listed in Schedule 6.9(b) as the “Parent Designee” and the “Company Designee,” one director selected by the current Board of Directors of Parent and one director selected by the current Board of Directors of the Company.

(c) At any time prior to the first anniversary of the Closing Date, the Stockholder Party shall be entitled to nominate one additional director to the Newco Board (the “Stockholder Director”). Upon such nomination, the Newco Board shall be expanded to ten (10) members, and the Parties shall take all actions necessary for the Stockholder Director to be appointed to the Newco Board, subject to satisfaction of all legal and governance requirements regarding service as a director of Newco and to the approval of Parent’s Nominating and Corporate Governance Committee (the “Governance Committee”) (such approval not to be unreasonably withheld or delayed), in accordance with the Governing Documents of Parent. Promptly upon the occurrence of any Investor Rights Termination Event, all obligations of Parent pursuant to this Section 6.9(c) shall terminate and the Stockholder Party shall take any and all actions required to cause the Stockholder Director to resign from the Board.

(d) At or prior to the Effective Time, the Board of Directors or officers of Parent shall take such actions as are necessary to cause any member of Parent’s Board of Directors who will not be a member of the Newco Board to resign his or her board membership and any member of Parent’s Compensation Committee who will not be a member of the Newco Compensation Committee to resign his or her committee membership, effective as of the Effective Time.

(e) Effective as of the Effective Time, the current Chairman of the Board of the Company shall be the non-executive Chairman of the Newco Board.

(f) Effective concurrently with the Closing, the name of Parent shall be changed to a name that is distinct from BioCryst Pharmaceuticals, Inc. and Presidio Pharmaceuticals, Inc., and Parent shall file or have filed as soon as practicable on the Closing Date all restated and amended Governing Documents necessary to effect such change in Parent’s name.

Section 6.10 Employee Benefit Matters.

(a) From and after the Closing Date, the employees of the Company and its Subsidiaries who are employed by the Company or any of its Subsidiaries as of the Closing Date and who remain employed with Parent and its Subsidiaries (including the Company and its Subsidiaries) thereafter (the “Company Employees”) will be offered participation and coverage under Parent’s and its Subsidiaries’ (excluding, for these purposes, after the Closing Date, the Company’s and its Subsidiaries’) compensation and benefit plans, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Parent Benefit Plans”) to the extent applicable, which are provided to similarly situated employees of Parent and its Subsidiaries from time to time; provided that continued participation and coverage following the Closing Date under the Company Benefit Plans as in effect immediately prior to the Closing Date shall be deemed to satisfy the obligations under this sentence, it being understood that the Company Employees may commence participating in the comparable Parent Benefit Plans on different dates following the Closing Date with respect to different comparable Parent Benefit Plans.

(b) For purposes of vesting, eligibility to participate and accrual of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Closing Date (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Closing Date, to the same extent as such Company Employee was entitled, before the Closing Date, to credit for such service under any similar Company or Company Subsidiary employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date, provided that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan, (ii) for purposes of any New Plan under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service, (iii) for purposes of any New Plan that is grandfathered or frozen, either with respect to level of benefits or participation or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, life insurance and/or vision benefits to any Company Employee, Parent shall, or shall cause the Surviving Corporation to, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Closing Date and (iii) Parent shall, or shall cause the Company to, cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket and lifetime maximum limitations or requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Closing Date, Parent shall, or shall cause the Company and its Subsidiaries to, honor all obligations under the Company Benefit Plans, including the Bonus Plan, in accordance with their terms as in effect immediately before the Closing Date; provided that nothing herein shall prohibit Parent or the Company from amending, suspending or terminating any particular Company Benefit Plan other than the Bonus Plan to the extent permitted by its terms and applicable Law.

(d) Without limiting the generality of Section 11.7, the provisions of this Section 6.10 are solely for the benefit of the Parties, and no current or former director, officer, employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, program or arrangement of the Company or its Subsidiaries for any purpose.

Section 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that, until the six year anniversary date of the Effective Time, the Surviving Corporation’s Governing Documents shall contain provisions no less favorable with respect to indemnification of the current and former directors and officers of the Company (the “Covered Persons”) than are currently provided in the Company’s Governing Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(b) Without limiting the provisions of Section 6.11(a), until the six (6) year anniversary of the Effective Time, the Surviving Corporation shall (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such or (B) this Agreement and any of the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.11(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 150% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, either Parent or the Company may obtain on or prior to the Effective Time, a prepaid tail policy; provided that the cost of such policy does not exceed 150% of the Maximum Amount.

(d) This Section 6.11(d) shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Person or entity referred to in clause (a) of this Section 6.11 (whether or not parties to this Agreement). The indemnification provided for in this Section 6.11 shall not be deemed exclusive of any other rights to which the Indemnified Party is entitled pursuant to Law or any contract set forth in Section 6.11(d) of the Company Disclosure Schedules.

Section 6.12 FDA Meetings. Between the date of this Agreement and the Closing Date, each of the Company and the Parent will keep the other Party and its representatives reasonably informed of any filing, correspondence or other communications proposed to be submitted or transmitted to the FDA prior to the submission or transmittal of such communication, notify the Parent or Company, as applicable, in advance of any meetings with any representatives of the FDA, and promptly provide Parent or Company, as applicable, with a summary of such meetings.

Section 6.13 Limited 2013 Funding Obligation.

(a) In the event that (i) the Closing has not occurred by the Initial End Date and (ii) the Company has delivered to Parent, no later than January 21, 2013, true and complete copies of the 3Q2012 Financial Statements and the 4Q2012 Financial Statements, then:

(i) if the parties have agreed pursuant to Section 8.2(b) to extend the Drop Dead Date to April 30, 2013, Parent shall advance the Company such cash amounts as set forth in the 3-Month Budget on a monthly basis, payable at the first day of each calendar month into an account specified by the Company, for the period beginning on February 1, 2013 and ending on the earlier of (x) April 30, 2013 and (y) the date this Agreement is terminated in accordance with its terms (the “3-Month Funding Obligation”); and

(ii) if the parties have not agreed pursuant to Section 8.2(b) to extend the Drop Dead Date to April 30, 2013 and neither Party shall have validly terminated this Agreement pursuant to Article 8, Parent shall advance the Company the applicable Rolling Advance, payable into an account specified by the Company, on the first calendar day of each month (each such first calendar day of such months, a “Rolling Payment Date”), for the period beginning on February 1, 2013 and ending on the earlier of (1) April 30, 2013 and (2) the date this Agreement is terminated in accordance with its terms (the “30-Day Funding Obligation” and each advance pursuant to the 30-Day Funding Obligation or the 3-Month Funding Obligation, a “2013 Advance”); provided that if the Company has delivered termination notice pursuant to Section 8.3(b), the amount of the Rolling Advance to be paid on the next Rolling Payment Date shall be an amount equal to the Rolling Advance for such Rolling Payment Date multiplied by a fraction, the numerator of which is the number of days between such Rolling Payment Date and the date the termination becomes effective, and the denominator of which is thirty (30). If Parent terminates this Agreement pursuant to Section 8.2(b) effective prior to the April Rolling Payment Date, then on the next Rolling Payment Date, Parent shall advance the Company a pro rata portion of the applicable Rolling Advance with respect to the immediately following Rolling Payment Date, which portion shall be equal to the Rolling Advance for such Rolling Payment Date multiplied by a fraction, the numerator of which is thirty (30) minus the number of days between such Rolling Payment Date and the date Parent terminated the Agreement, and the denominator of which is thirty (30). If the Company terminates this Agreement other than pursuant to Section 8.3(b), then concurrent with, and as a condition to the effectiveness of such termination, the Company shall refund to Parent an amount equal to the amount of the most recently paid Rolling Advance multiplied by a fraction, the numerator of which is thirty (30) minus the number of days from most recent Rolling Payment Date until the effective date of termination and the denominator of which is thirty (30), and the Parent Note representing such Rolling Advance shall be reduced by the amount of such refund.

(iii) For purposes of this Agreement, a “Rolling Advance” with respect to a Rolling Payment Date shall equal (w) the Company’s estimated expenditures for the thirty (30) days following such Rolling Payment Date, which shall be set forth in the projections set forth in the 3-Month Budget for the applicable 30-day period.

(iv) Anything to the contrary notwithstanding, Parent may reduce the size of a 2013 Advance payable to the Company if such 2013 Advance would otherwise exceed $2,000,000 individually or if the aggregate of such 2013 Advance and all prior 2013 Advances made by Parent pursuant to the 30-Day Funding Obligation would otherwise exceed $6,000,000.

(b) On the date of each 2013 Advance, the Company shall issue and deliver to Parent a senior secured convertible promissory note in substantially the form attached hereto as Exhibit A pursuant to that certain Senior Secured Convertible Note Purchase Agreement dated December 15, 2011, as amended August 17, 2012 by and between Presidio Pharmaceuticals, Inc. and certain third parties (the “Company Note Purchase Agreement”), which note shall be convertible on the terms stated therein into equity securities of the Company, with a principal amount equal to 100% of such 2013 Advance (each such note, a “Parent Note”).

The indebtedness represented by each Parent Note shall be secured by the assets of the Company on terms and conditions that are substantially the same as that certain Amended and Restated Security Agreement dated December 15, 2011 by and between Presidio Pharmaceuticals, Inc. and certain third parties (the “Company Security Agreement”). Immediately prior to issuing any Parent Notes to Parent, the Company shall (i) amend the Note Purchase Agreement so that the Parent Notes are included in the definition of “Note” in that agreement, (ii) make the Parent a party to the Note Purchase Agreement, the Security Agreement, the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated December 15, 2011 between the Company and certain third parties (the “Company ROFR Agreement”) and the Third Amended and Restated Investor Rights Agreement dated December 15, 2011 between the Company and certain third parties (the “Company Investor Agreement”), and (iii) grant to Parent all rights and powers possessed by the holder of a convertible note issued under such agreements, including those rights and powers possessed by a “Purchaser” and a “Change of Control Purchaser” under the Company Note Purchase Agreement, a “Secured Party” under the Company Security Agreement, a “Series C Holder” under the Company ROFR Agreement and a “Series C Holder” under the Company Investor Agreement.

(c) For the purposes of this Agreement:

(i) “3-Month Budget” shall mean the Company’s good faith projections of its monthly expenditures, not to exceed $2 million per month on a cash basis, for the period beginning February 1, 2013 and ending April 30, 2013, which shall be prepared with the goal of providing, subject to the $2 million per month limitation stated above, for funding such that the Company’s working capital (calculated consistently with the definition of Closing Working Capital) will remain unchanged after January 31, 2013. The Company shall deliver its good faith preliminary 3-Month Budget to Parent no later than December 1, 2012 and shall deliver an updated preliminary 3-Month Budget to Parent no later than January 1, 2013 that in good faith takes into account comments from Parent on the preliminary budget. The parties shall mutually agree upon the final 3-Month Budget no later than January 21, 2013.

(ii) “3Q2012 Financial Statements” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 and the related unaudited consolidated statements of income and cash flows for the 3-month period ending on such date.

(iii) “4Q2012 Financial Statements” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012 and the related unaudited consolidated statements of income and cash flows for the 3-month period ending on such date.

Section 6.14 Ancillary Agreements. Between the date of this Agreement and the Closing Date, Parent, the Company and (if applicable) the Holder Representative shall negotiate the final version of the Escrow Agreement in good faith and on customary terms, and the applicable parties shall enter into such agreements on or prior to the Closing Date.

Section 6.15 Section 16 Matters. If the Company delivers the Section 16 Information (as defined below) to Parent at least three business days prior to the Closing, then, prior to the Closing, the Board of Directors of Parent, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Closing adopt a resolution providing that the acquisition of Parent Common Stock and options to purchase shares of Parent Common Stock in connection with the Merger or in connection with the Investor Financing Agreement by each individual director, including any director by deputization, who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are approved by the Board of Directors of Parent or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act and confirming that, pursuant to this Agreement, the appointment of directors to the Newco Board in connection with the Merger is effective prior to the issuance of Parent Common Stock in connection with the Merger or in connection with the Investor Financing Agreement. For purposes of this Section 6.15, “Section 16 Information” shall mean the following information for each individual who, immediately after the Closing, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 6.16 Certain Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (i) timely file all material Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity, (ii) timely pay all material Taxes due and payable, (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due, and (iv) promptly notify Parent of any actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax.

(b) After the Closing Date, the Escrow Participating Holders, the Holder Representative and Parent shall cooperate, and shall cause their respective Affiliates to cooperate, with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and any of its Subsidiaries including (i) the preparation and filing of any Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include the Escrow Participating Holders, the Holder Representative and Parent making available to each other all information and documents in their possession relating to the Company and its Subsidiaries. Escrow Participating

Holders, the Holder Representative and Parent also shall, and shall cause their respective Affiliates to, make available to each other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information and documents relevant to Taxes. Any information or documents provided pursuant to this Section 6.16(b) shall be kept confidential by the Party receiving the information or documents, except (x) as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes, or (y) as required by law or to employees, advisors or consultants of the Holder Representative and to the Escrow Participating Holders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 6.16(b) or (B) are bound by obligations of confidentiality to the Holder Representative of at least as high a standard as those imposed on the Holder Representative under this Section 6.16(b). Anything in this Agreement to the contrary notwithstanding, neither Parent nor any of its Subsidiaries shall be required to provide to any person any Tax Return (or copy thereof) of Parent or any consolidated, combined or unitary group that includes Parent or any of its Subsidiaries.

(c) Parent shall have the exclusive right to control any audit, litigation or other proceeding with respect to Taxes (a “Tax Contest”), provided, however, that with respect to any Tax Contest for any Pre-Closing Tax Period which Tax Contest includes any issue for which Parent Indemnitee is entitled to indemnification under Section 9.2(a), (i) Parent shall keep the Holder Representative reasonably informed with respect to such defense, (ii) Parent shall consult with the Holder Representative before taking any significant action in connection with such Tax Contest, and (iii) the Holder Representative shall have the right to approve any settlement of such Tax Contest (such approval not to be unreasonably delayed or withheld).

(d) On the Closing Date, the Company shall deliver to Parent a duly completed and executed certificate of the Company, in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that each “interest” in the Company (within the meaning of Section 897(c)(1) of the Code) is not a “United States real property interest” within the meaning of Section 897(c) of the Code.

(e) All Tax Sharing Agreements with respect to or involving the Company or any of its Subsidiaries shall be terminated as of the Closing, and neither the Company nor any of its Subsidiaries shall have any obligation or liability pursuant thereto. A “Tax Sharing Agreement” shall mean an agreement binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit; provided, however, that the following agreements shall be disregarded: (i) commercially reasonable agreements not primarily relating to Taxes providing for the customary allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any of its Subsidiaries, (ii) commercially reasonable agreements not primarily relating to Taxes providing for the customary allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business, and (iii) general and customary indemnification provisions not primarily relating to Taxes contained in the Company’s non-exclusive license agreements, in each case entered into in the ordinary course of business and consistent with past practices.

(f) Anything in this Agreement to the contrary notwithstanding, the procedures relating to claims for indemnification for Taxes shall be governed exclusively by this Section 6.16, and the provisions of Section 9.3 (other than Section 9.3(c)) shall not apply. The covenants and agreements in this Section 6.16 shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations.

Section 6.17 Restricted Transactions. During the period from the date of this Agreement to the Effective Time, the Company shall cause each of its directors and officers, and each beneficial owner of 10% or more of its outstanding voting securities, not to, directly or indirectly, in any manner, alone or in concert with others, engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of Parent’s securities. For the avoidance of doubt, this Section 6.17 shall not prohibit any such holder from selling Parent securities owned by such holder as of the date of this Agreement.

Section 6.18 Merger Consideration Allocation Schedule. No later than the earlier of (x) two (2) business days before the anticipated Closing Date and (y) three (3) business days from the date Parent informs the Company of the Parent Equity Offering Sale Price, the Company shall provide Parent with a certificate (the “Allocation Certificate”) signed by a duly authorized officer of the Company setting forth, for the Company Common Stock and each series of Company Preferred Stock, the calculation as of the Closing Date of the applicable Preferred Stock Merger Consideration Per Share, Preferred Stock Liquidation Preference and Common Stock Remaining Amount Per Share, in each case as of the Closing Date.

Section 6.19 Conversion of Bridge Loan Notes. The Company shall deliver to Parent copies of any Bridge Loan Notes issued after the date of this Agreement as soon as practicable after the date of such issuance (and in any event no later than two (2) business days after such issuance). The Company and the Board of Directors of the Company shall take all actions necessary to cause all outstanding Bridge Loan Notes to be converted into shares of Company Preferred Stock prior to the Effective Time.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Company and Parent. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained for the issuance of Parent Common Stock in the Merger.

(b) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ or such other primary stock exchange on which Parent Common Stock is then listed, subject to official notice of issuance.

(c) Equity Financing. The Parent Equity Offering shall have either closed and Parent shall have received at least $35,000,000 in proceeds or shall be closing concurrently on the Closing Date.

(d) Governmental Approvals. The Requisite Governmental Approvals shall have been obtained or made and shall be in full force and effect.

(e) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Entity and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition issued by a court or other Governmental Entity (collectively, “Restraints”) preventing or rendering illegal the consummation of the Merger shall be in effect.

Section 7.2 Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a) and Section 3.2(b) (Capitalization) and Section 3.8(a) (Absence of Changes) shall be true in all respects (other than, in the case of Section 3.2(a) and Section 3.2(b), de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.2(c) (Capitalization—Equity Interests), Section 3.3 (Authority), Section 3.6 (Consents and Approvals), Section 3.17 (Brokers) and Section 3.21 (State Takeover Laws) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (iii) all other representations and warranties contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specified date) except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Investor Financing. Parent shall have received the Investor Financing Amount or the Investor Financing shall be closing concurrently on the Closing Date

(d) Certificates. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions with respect to the Company specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

(e) Ancillary Agreements. The Holder Representative (with respect to the Escrow Agreement only), the Investors and the holders of Company Common Stock or Company Preferred Stock, as applicable, have executed and delivered the Ancillary Agreements to Parent.

(f) Third Party Consents. The consents, waivers and approvals set forth on Section 7.2(f) of the Parent Disclosure Schedules shall have been obtained and shall remain in full force and effect.

(g) 280G Vote. The Company shall, to the extent requested in writing by Parent no later than thirty (30) days prior to the Closing, have submitted to a vote of the shareholders of the Company all payments or benefits for which there is no contractual entitlement or with respect to which any contractual entitlement has been waived, in either case that, in the absence of such a vote, could reasonably be viewed as a “parachute payment” (within the meaning of Section 280G of the Code and the regulations thereunder), which shareholder vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and shall be in a form reasonably satisfactory to Parent. The Company shall seek to obtain any waivers of contractual entitlements necessary to cause such vote to be effective under Section 280G(b)(5)(B) of the Code and the regulations thereunder.

(h) Bridge Loan Termination. All of the holders of the Company’s outstanding convertible notes (other than the Parent Note(s), if any) shall have cancelled such notes or converted such notes into shares of the Company’s Preferred Stock.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent contained in Section 4.2(a) and Section 4.2(b) (Capitalization) and Section 4.7(a) (Absence of Changes) shall be true in all respects (other than, in the case of Section 4.2(a) and Section 4.2(b), de minimis exceptions) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.1 (Organization and Qualification), Section 4.2(c) (Capitalization—Equity Interests), Section 4.3 (Authority), and Section 4.12 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (iii) all other representations and warranties contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specified date) except, in the case of this clause (iii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

(d) Board of Directors of Parent. The members of the Board of Directors of Parent who will not become members of the Newco Board shall have resigned, or been removed from, their membership on the Board of Directors of Parent, and any member of Parent’s Compensation Committee who will not be a member of the Newco Compensation Committee shall have resigned, or been removed from, his or her committee membership, effective as of the Effective Time.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination by Mutual Consent or by Either Party. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used reasonable best efforts to remove such order, decree, ruling or other action; or

(c) by Parent or by the Company, if the Parent Stockholder Approval required by Section 6.6 shall not have been obtained after a vote of the Parent stockholders has been taken and completed at the Parent Meeting or at any adjournment or postponement thereof.

Section 8.2 Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by Parent:

(a) at any time prior to the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval, by action of the Board of Directors of Parent if (A) Parent is not in material breach of Section 6.4 or in breach in any material respect of any other terms of this Agreement and (B) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, which agreement shall include all of the material terms and conditions of such Superior Proposal; provided, however, that Parent agrees that it will not enter into a binding agreement referred to above unless such agreement remains a Superior Proposal on the fourth Business Day after Parent has provided the notice to the Company required in this Section 8.2(a), or

(b) if the transactions contemplated by this Agreement shall not have been consummated by the Drop Dead Date, at any time after the Drop Dead Date by delivering written notice of such termination to the Company which termination shall be effective upon receipt by the Company of such notice. The “Drop Dead Date” shall mean January 31, 2013 (the “Initial End Date”), provided, however, that the Drop Dead Date may be extended to April 30, 2013 by mutual written agreement. The right to terminate this Agreement under this Section 8.2(b) shall not be available to Parent if such failure of the Merger to occur on or before the Drop Dead Date is a proximate result of a willful breach of this Agreement by Parent (including Merger Sub).

Section 8.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) at any time prior the later of (i) the closing of the Parent Equity Offering and (ii) the receipt of the Parent Stockholder Approval, by action of the Board of Directors of the Company if (A) the Company is not in material breach of Section 6.4 or in breach in any material respect of any other terms of this Agreement, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement providing for a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, which agreement shall include all of the material terms and conditions of such Superior Proposal; provided, however, that the Company agrees that it will not enter into a binding agreement referred to above unless such agreement remains a Superior Proposal on the fourth Business Day after the Company has provided the notice to Parent required under this Section 8.3(a), or

(b) if the transactions contemplated by this Agreement shall not have been consummated by the Drop Dead Date; provided that if the Drop Dead Date has not been extended to April 30, 2013 by mutual written agreement pursuant to Section 8.2(b), such termination may be made by the Company only or upon written notice to Parent delivered to Parent after the Drop Dead Date and at least thirty (30) days prior to the intended effective date of such termination, and such termination shall be effective only if the transactions contemplated by this Agreement shall not have been consummated on or prior to such intended termination date. The right to terminate this Agreement under this Section 8.3(b) shall not be available to the Company if such failure of the Merger to occur on or before the Drop Dead Date is a proximate result of a willful breach of this Agreement by the Company.

Section 8.4 Parent Termination Fee.

(a) In the event that this Agreement is terminated by Parent, pursuant to Section 8.2(a), then Parent shall, concurrently with and as a condition to the effectiveness of the termination, pay the Company a termination fee of $10,000,000 (the “Parent Termination Fee”) by wire transfer of same day funds to an account specified in writing by the Company.

(b) In the event that (i) a Takeover Proposal shall have been made (and not subsequently withdrawn) to Parent or any of its Subsidiaries or any Person shall have publicly announced (and not subsequently withdrawn) a bona fide intention (whether or not conditional) to make a Takeover Proposal with respect to Parent or any of its Subsidiaries, (ii) thereafter this Agreement is terminated pursuant to (x) Section 8.1(c) or (y) Section 8.2(b) if, at such time, the only condition or conditions set forth in Article 7 that have not been satisfied (other than those conditions by their nature are to be satisfied at Closing) are either or both of the failure to have received the Parent Stockholder Approval and the failure to close the Parent Equity Offering and (iii) within nine (9) months after any such termination referred to in clause (ii) above, Parent enters into a definitive contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is (w) made before or after termination of this Agreement or (z) is the same Takeover Proposal referred to in clause (i) above), (iv) thereafter the transactions contemplated by such Takeover Proposal are consummated and (v) in the case of termination pursuant to Section 8.2(b) or Section 8.3(b), the Parent Stockholder Approval shall not have been obtained, then Parent shall, on the date of consummation of the transactions described in such Takeover Proposal, pay the Parent Termination Fee to the Company, by wire transfer of same day funds to an account specified in writing by the Company.

Section 8.5 Company Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall, concurrently with and as a condition to the effectiveness of the termination, pay Parent a termination fee of $10,000,000 (the “Company Termination Fee”) by wire transfer of same day funds to an account specified in writing by Parent.

(b) In the event that (i) this Agreement is terminated pursuant to Section 8.3(b), (ii) prior to such termination a bona fide Takeover Proposal shall have been made or made known to the chief executive officer or the Board of Directors of the Company and (iii) within six (6) months after any such termination referred to in clause (i) above, the Company enters into an agreement with respect to, or consummates the transactions contemplated by a transaction that is a Superior Proposal, then the Company shall, on the date of consummation of the transactions described in such Takeover Proposal, pay the Company Termination Fee to Parent, by wire transfer of same day funds to an account specified in writing by Parent.

(c) In the event that (i) this Agreement is terminated by pursuant to Section 8.2(b) or Section 8.3(b), (ii) the Registration Statement was declared effective no less than forty-eight hours prior to such termination, (iii) the Company Stockholder Approval shall not have been obtained, and (iv) within nine (9) months after any such termination referred to in clause (i) above, the Company enters into an agreement with respect to, or consummates the transactions contemplated by, any Superior Proposal, then the Company shall, on the date of consummation of the transactions described in such Superior Proposal, pay the Company Termination Fee to Parent, by wire transfer of same day funds to an account specified in writing by Parent.

Section 8.6 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 8, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors or stockholders) with the exception of (a) the provisions of Section 6.3, Section 6.13, Section 8.4, Section 8.5, this Section 8.6, the last sentence of Section 6.1, and Article 11, and (b) any liability of any Party for any willful breach of this Agreement prior to such termination.

Section 8.7 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, the Holder Representative and the Company. This Agreement may not be amended or modified except as provided in the immediately preceding sentence and any amendment by any Party effected in a manner which does not comply with this Section 8.7 shall be void.

Section 8.8 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent contained herein, (b) waive any inaccuracies in the representations and warranties of Parent contained herein or in any document, certificate or writing delivered by Parent pursuant hereto or (c) waive compliance by Parent with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay on the part of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and Parent, as applicable, contained in this Agreement (whether or not contained in Article 3 or Article 4) or in any certificate delivered pursuant hereto shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Survival Period Termination Date”), other than the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 3.17, Section 3.21, Section 4.1, Section 4.2, Section 4.3, and Section 4.12 (“Fundamental Representations”), which shall survive (a) indefinitely or until the latest date permitted by applicable law, (b) and in the case of the representations and warranties contained in Section 3.16, until the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, however, that the claims specifically set forth in any claim for indemnity made by a Party hereto on or prior to the Survival Period Termination Date shall survive until such claim is finally resolved. All covenants set forth herein shall survive the Closing in accordance with their respective terms.

Section 9.2 General Indemnification.

(a) Subject to the other provisions of this Article 9, after the Closing, the Escrow Participating Holders shall indemnify, defend and hold Parent and/or its respective officers, directors, employees, Affiliates and/or agents (each a “Parent Indemnitee”) harmless from any damages, losses, liabilities, obligations, Taxes, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (each a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty (A) contained in Article 3 (read without reference to materiality or Company Material Adverse Effect) or (B) in any certificate delivered by the Company to Parent pursuant to this Agreement and (ii) any breach by the Company of any of the covenants or agreements contained herein which are to be performed by the Company or its Subsidiaries on or before the Closing Date.

(b) Subject to the other provisions of this Article 9, after the Closing, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold each of the Escrow Participating Holders and/or its respective officers, directors, employees, Affiliates and/or agents (each a “Holder Indemnitee”) harmless from any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty (A) contained in Article 4 (read without reference to materiality or Parent Material Adverse Effect) or (B) in any certificate delivered by Parent to the Company pursuant to this Agreement and (ii) any breach by Parent or Merger Sub of any of the covenants or agreements contained herein which are to be performed by Parent or Merger Sub on or before the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).

Section 9.3 Third Party Claims.

(a) If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.

(i) If the Indemnified Party is Parent or a Subsidiary of Parent, then Parent shall have the right to assume the control of and conduct, through counsel reasonably acceptable to the Holder Representative and at the expense of Parent, the settlement or defense of such Third Party Claim; provided that Parent shall permit the Holder Representative to participate in such settlement or defense through counsel chosen by the Holder Representative (the fees and expenses of such counsel shall be borne by the Holders). Neither Parent nor any Subsidiary of Parent shall pay or settle any such claim without first seeking the prior written consent of the Holder Representative, which consent may be withheld in the Holder Representative’s sole discretion. Notwithstanding the foregoing provisions of this Section 9.3(a)(i), Parent or the applicable Subsidiary of Parent shall have the right to pay or settle any such claim; provided that in the event of such settlement, unless any consent from the Holder Representative contains an explicit agreement on behalf of the Escrow Participating Holders that the Escrow Participating Holders shall indemnify Parent or the applicable Subsidiary for such settlement amount, the Escrow Participating Holders and the Holder Representative shall not have waived any right to dispute any claim that may be made by a Parent Indemnitee for indemnification or reimbursement relating to such Third Party Claim either directly from the Escrow Participating Holders or from the Indemnity Escrow Account, as the case may be. Neither Parent nor any Subsidiary shall, except with the consent of the Holder Representative, enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to all Parent Indemnitees and the Escrow Participating Holders of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(ii) If the Indemnified Party is a Person other than Parent or a Subsidiary of Parent, the Responsible Party shall have thirty (30) days after receipt of such notice to assume the control of and conduct, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party unless, in the opinion of counsel, representation of both the Responsible Party and the Indemnified Party by the same counsel would be inappropriate under applicable standards of professional care due to actual or potential differing interests between such parties, in which case the fees and expenses of counsel selected by the Indemnified Party shall be borne by the Responsible Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing provisions of this Section 9.3(a), the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity or reimbursement therefor by the Responsible Party or from the Indemnity Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity or reimbursement therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b) The Responsible Party and the Indemnified Party shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each (or a duly authorized representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c) The above provisions of this Section 9.3 shall not apply to any claim for indemnification for Taxes, the procedures with respect to which shall be governed by Section 6.16(a).

Section 9.4 Limitations on Indemnification Obligations. The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 9.2(a) and of the Holder Indemnitees to indemnification pursuant to the provisions of Section 9.2(b) are subject to the following limitations:

(a) the amount of any and all Losses shall be determined net of any amounts recovered by the Parent Indemnitees or Holder Indemnitees, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;

(b) the Parent Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 9.2(a) unless such Loss equals or exceeds $50,000 (the “Parent De Minimis Amount”);

(c) the Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount which the Parent Indemnitees would recover under Section 9.2(a)(i) (as limited by the provisions of Section 9.4(a), Section 9.4(b) and Section 11.11), but for this Section 9.4(c), exceeds $4,000,000 (the “Parent Threshold”), in which case, the Parent Indemnitees shall only be entitled to recover Losses in excess of such amount;

(d) from and after the Closing, the shares in the Indemnity Escrow Account, at any given time, shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 9.2(a) and in no event shall the Parent Indemnitees be entitled to recover more than the amount of the Parent Common Stock and funds in the Indemnity Escrow Account pursuant to Section 9.2(a); provided, however, that this Section 9.4(d) shall not apply to Losses suffered or paid, directly or indirectly, by a Parent Indemnitee as a result of, in connection with, or arising out of any breach of any Fundamental Representation (“Parent Excess Indemnification Losses”) for which the Parent Indemnitees shall only be entitled to recover the value of the Stock Consideration, such value determined based on the Twenty Day Average for the date of final resolution of such claim. Each Company stockholder receiving Merger Consideration Shares in the Merger shall be liable Severally in Proportion, and not jointly, for Parent Excess Indemnification Losses; provided, that no Company stockholders shall be liable for amounts in excess of the Merger Consideration Shares received by such Company stockholder; provided, further, that the Parent Indemnitees shall first make a claim for Losses against the Indemnity Escrow Account and the Indemnity Escrow Account shall be exhausted before any claims for Losses are made directly against the Company stockholders. “Severally in Proportion” means several liability for a percentage of the Parent Excess Indemnification Losses, if any, equal to such stockholder’s Escrow Percentage;

(e) the Holder Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b) unless such Loss equals or exceeds $50,000 (the “Holder De Minimis Amount”);

(f) the Holder Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b)(i) until the total amount which the Holder Indemnitees would recover under Section 9.2(b)(i) (as limited by the provisions of Section 9.4(a), Section 9.4(e) and Section 11.11), but for this Section 9.4(f), exceeds $4,000,000 (the “Holder Threshold”), in which case, the Holder Indemnitees shall only be entitled to recover Losses in excess of such amount; and

(g) from and after the Closing, (i) the Parent Indemnity Shares, at any given time, and Parent Additional Indemnity Shares, at any given time, shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 9.2(b) and (ii) in no event shall the Holder Indemnitees be entitled to recover more than the number of shares of Parent Common Stock equal to the number of Escrow Shares pursuant to Section 9.2(b); provided, however, that the Holder Indemnitees will not be entitled to any further recovery for Losses indemnifiable pursuant to Section 9.2(b) to the extent that either (x) the number of Parent Indemnity Shares and Parent Additional Indemnity Shares that the Company has issued or is obligated to issue plus the number of shares of Parent Common Stock that Parent has issued or becomes obligated to issue to satisfy its indemnification obligations pursuant to Section 3.01(d) of the Investor Financing Agreement (y) equals or exceeds the Escrow Shares; provided however, that clause (ii) of this Section 9.4(g) shall not apply to Losses suffered or paid, directly or indirectly, by the Holder Indemnitees as a result of, in connection with, or arising out of any breach of any Fundamental Representation or breach of covenant.

Section 9.5 Exclusive Remedy; Reliance on Representations. Notwithstanding anything contained herein to the contrary but subject to Section 11.13, from and after the Closing Date, indemnification pursuant to the provisions of this Article 9 shall be the exclusive remedy for Parent and the Escrow Participating Holders for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto, other than in the case of fraud or knowing misrepresentation solely with respect to the party committing such fraud or misrepresentation. Except for the representations and warranties set forth in Article 4 of the Agreement, the Company and the Escrow Participating Holders expressly disclaim any reliance on any representations or warranties of any kind or nature, express or implied, including, in the due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby and none of the Holder Indemnified Parties shall be entitled to make a claim for Losses related thereto. Except for the representations and warranties set forth in Article 3 of the Agreement, the Parent expressly disclaims any reliance on any representations or warranties of any kind or nature, express or implied, including, in the due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby and none of the Parent Indemnified Parties shall be entitled to make a claim for Losses related thereto.

Section 9.6 Tax Treatment. All indemnification payments pursuant to this Article 9 (including any share of Parent Common Stock released from the Indemnity Escrow Account to Parent) shall be treated for all Tax purposes as adjustments to the Closing Merger Consideration, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign Law).

ARTICLE 10

HOLDER REPRESENTATIVE

Section 10.1 Holder Representative.

(a) The Holder Representative is authorized and empowered to act as a representative for the benefit of and on behalf of the Escrow Participating Holders as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of the Escrow Participating Holders in connection with, and to facilitate the consummation of, the transactions contemplated hereby, including pursuant to the Ancillary Agreements, which shall include the power and authority:

(i) to execute and deliver the Ancillary Agreements to which the Holder Representative is a party (with such modifications or changes therein to which the Holder Representative, in its sole discretion, shall have consented, the “Holder Agreements”) and to agree to such amendments or modifications thereto as the Holder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Holder Agreements and the consummation of the transactions contemplated hereby and thereby as the Holder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as Holder Representative, to enforce and protect the rights and interests of the Escrow Participating Holders and to enforce and protect the rights and interests of the Escrow Participating Holders arising out of or under or in any manner relating to this Agreement and the Holder Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 9), and to take any and all actions which the Holder Representative believes are necessary or appropriate under the Holder Agreements and/or this Agreement for and on behalf of the Escrow Participating Holders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Corporation, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person against the Holder Representative and/or any of the Escrow Participating Holders or the Escrow Shares, and receive process on behalf of any or all Escrow Participating Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Holder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Holder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Holder Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Holder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of the Escrow Participating Holders or any of them and/or the Holder Representative arising out of or under or in any manner relating to this Agreement, the Holder Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Holder Representative, except as otherwise provided in this Agreement or in the Holder Agreements, shall be deemed a waiver of any such right or interest by the Holder Representative or by the Escrow Participating Holders unless such waiver is in writing signed by the waiving party or by the Holder Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Holder Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer an amount of cash set forth on Schedule 10.1 to the Holder Representative (the “Expense Funds”), to be used by the Holder Representative to pay fees and expenses incurred by the Holder Representative in its capacity as Holder Representative. The Escrow Participating Holders will not receive any interest or earnings on the Expense Funds and irrevocably transfer and assign to the Holder Representative any ownership rights that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Expense Funds other than as a result of its gross negligence or willful misconduct. For tax purposes, the Expense Funds will be treated as having been received and voluntarily set aside by the Escrow Participating Holders at the time of Closing. Once the Holder Representative determines, in its sole discretion, that the Holder Representative does not expect to incur any additional expenses in its capacity as the Holder Representative, the Holder Representative will deliver to the Escrow Agent the remaining unused Expense Funds, if any, to appropriately distribute such funds to the Escrow Participating Holders in connection with the final release of the Escrow Shares. In connection with this Agreement, the Holder Agreements and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Holder Representative hereunder (i) the Holder Representative shall incur no responsibility or liability whatsoever to any Escrow Participating Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Holder Agreements or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Holder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Holder Representative pursuant to such advice shall in no event subject the Holder Representative to liability to any Escrow Participating Holders. Each Escrow Participating Holder shall indemnify, pro rata based upon such Escrow Participating Holder’s Escrow Percentage, and hold harmless the Holder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), (collectively, “Representative Losses”), arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and the Holder Agreements, including any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Holder Representative hereunder, or under the Holder Agreements or otherwise, in each case as such Representative Loss is suffered or incurred. In the event of any action or proceeding which finally adjudicates that any such Representative Loss has been primarily caused by the willful misconduct of the Holder Representative, the Holder Representative will reimburse the Escrow

Participating Holders the amount of such indemnified Representative Loss attributable to such willful misconduct. In the event of any indemnification hereunder, upon written notice from the Holder Representative to the Escrow Participating Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Escrow Participating Holder shall promptly deliver to the Holder Representative full payment of his or her ratable share of the amount of such deficiency based upon such Escrow Participating Holder’s Escrow Percentage. If not paid directly to the Holder Representative by the Escrow Participating Holders, any such Representative Losses may be recovered by the Holder Representative from the Expense Funds or the Escrow Shares at such time as remaining Escrow Shares would otherwise be distributable to the Escrow Participating Holders; provided, that while this section allows the Holder Representative to be paid from the Expense Funds and the Escrow Shares, this does not relieve the Escrow Participating Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. Neither Parent, Merger Sub nor, from and after the Closing, the Company shall have any obligation or liability to the Holder Representative, and the Holder Representative shall not look to Parent, Merger Sub or, from and after the Closing, the Company, with respect to any Representative Losses, except to the extent of the Expense Funds to be paid or funded by the Company or the Surviving Corporation in an amount not to exceed the amount set forth on Schedule 10.1.

(c) All of the indemnities, immunities and powers granted to the Holder Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Holder Agreements.

(d) If the Holder Representative shall have resigned, died or otherwise become incapacitated or been removed, Escrow Participating Holders who in the aggregate hold at least a majority of the interest in the Indemnity Escrow Account shall appoint, subject to the prior approval of the Parent (such approval not to be unreasonably withheld), a successor holder representative not later than thirty (30) days following the resignation, death, incapacity or removal of the Holder Representative.

(e) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Holder Representative pursuant to this Agreement and the Holder Agreements, all of which actions or omissions shall be legally binding upon the Escrow Participating Holders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and shall survive the death, incompetency, bankruptcy or liquidation of any holder of Company Common Stock, Company Preferred Stock or Company Options; and (ii) shall survive the consummation of the Merger.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement, together with the schedules and exhibits hereto, and the Ancillary Agreements (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent; provided, however, that Parent may assign its rights hereunder to any of its wholly owned subsidiaries without consent, provided that no such assignment shall relieve Parent of any of its obligations hereunder, and, following the Closing Date, each of Parent and any permitted assignee may assign its rights and obligations hereunder without consent in connection with a sale of all or substantially all of Parent’s assets, as long as the transferee assumes Parent’s obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt in the case of in-person delivery, or upon confirmation (on a Business Day, or if received on a day that is not a Business Day, as of the next Business Day, of facsimile delivery or delivery by mail or overnight service)) by delivery in person, by facsimile (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

To Parent:

BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, North Carolina
Attention: Facsimile: Email:	Alane P. Barnes, General Counsel (919) 859-1314 abarnes@biocryst.com with a copy (which shall not constitute notice to Parent) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention: Email: Facsimile:	Mark Gordon, Esq. mgordon@wlrk.com (212) 403-2000

To the Company (prior to the Closing):

Presidio Pharmaceuticals, Inc. 1700 Owens Street, Suite 585 San Francisco, CA 94158
Attention: Facsimile:	Leo Redmond (415) 986-2864

with a copy (which shall not constitute notice to the Company) to:

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304
Attention: Facsimile:	Mark Weeks (650) 618-2034

To the Holder Representative:

Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Attention: Managing Director Facsimile: (303) 623-0294 Telephone: (303) 648-4085 Email: deals@shareholderrep.com with a copy (which shall not constitute notice to the Holder Representative) to:

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304
Attention: Facsimile:	Mark Weeks (650) 618-2034

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 11.4 Fees and Expenses. Except as otherwise set forth in this Agreement, and except with respect to costs and expenses of printing and mailing the Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne by Parent, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that the Company Fees charged by BAML, KPMG and Cooley, as described in Section 3.17, shall be paid by Parent. In the event that the estimated or actual Company Fees exceed the Target Company Fees, then, as applicable, the Closing Merger Consideration shall be adjusted by the Closing Company Fees Adjustment, set forth in Section 2.7(d)(iii), or an amount of the Indemnity Escrow Account shall be returned to Parent from the Indemnity Escrow Account as set forth in Section 2.15(b).

Section 11.5 Construction; Interpretation. The term “this Agreement” means this Merger Agreement together with all the disclosure schedules to this Agreement (the “Schedules”) and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (b) masculine gender shall also include the feminine and neutral genders, and vice versa; and (c) words importing the singular shall also include the plural, and vice versa. Except as otherwise provided herein, any reference to “$” herein includes references to other currencies based on applicable conversion rates as of the date preceding the date of this Agreement.

Section 11.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent. The specification of any dollar or euro amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in this Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; except as set forth in Section 6.11 with respect to the Covered Persons and Article 9 with respect to the Parent Indemnified Parties and Holder Indemnified Parties.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 11.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.10 Knowledge. For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company”, and to “Parent’s knowledge” and “known by Parent”, and any derivations thereof shall mean, as of the applicable date, the actual knowledge after reasonable investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of those individuals set forth on Schedule 11.10, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 11.11 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.12 Jurisdiction and Venue. Each Party hereby irrevocably submits to the jurisdiction of the Delaware Court of Chancery or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 11.13 Remedies; Limitation on Damages.

(a) Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security). All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where Parent or the Company is obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders, and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate such transactions.

(c) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Anything to the contrary notwithstanding, no Party shall be liable for any consequential damages, including, without limitation, loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement; provided, that the above provisions of this Section 11.13(d) shall not prevent Parent Indemnitees from recovering “interest, penalties and additions to tax” described in the definition of “Tax” in Section 1.1.

Section 11.14 Waiver of Conflicts Regarding Representation. If the Holder Representative so desires, acting on behalf of the Escrow Participating Holders and without the need for any consent or waiver by the Company or Parent, Cooley shall be permitted to represent the Holder Representative and/or the Escrow Participating Holders after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Holder Representative and/or the Escrow Participating Holders any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to Holder Representative and/or the Escrow Participating Holders or the Holder Representative consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ John P. Stonehouse
	Name:	John P. Stonehouse
	Title:	President & Chief Executive Officer

S SUB, INC.

By:	/s/ Alane Barnes
	Name:	Alane Barnes
	Title:	Co-President and Secretary

PRESIDIO PHARMACEUTICALS, INC.

By:	/s/ H. Daniel Perez
	Name:	H. Daniel Perez
	Title:	Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(solely in its capacity as Holder Representative)

By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
	Title:	Managing Director

[Signature page to Merger Agreement]